PROSPECTUS

                                AMPLIDYNE, INC.

       1,400,000 UNITS, EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                AND ONE REDEEMABLE COMMON STOCK PURCHASE WARRANT

                            ------------------------

    Amplidyne, Inc., a Delaware corporation (the 'Company' or 'Amplidyne'), is hereby offering ('Offering') 1,400,000 Units ('Units'), at a price of $5.10 per Unit. Each Unit consists of one (1) share of common stock, par value $.0001 per share ('Common Stock' or 'Shares') and one (1) Redeemable Common Stock Purchase Warrant ('Warrants', collectively with the Common Stock, the 'Securities'). The Shares and Warrants included in the Units are detachable and separately tradeable on issuance. The Units will not trade after issuance. Each Warrant entitles the holder to purchase one (1) Share for $6.00 during the four (4) year period commencing one (1) year from the date of this Prospectus. Commencing one
(1) year from the date of this Prospectus, the Company may redeem the Warrants at a price of $.01 per Warrant, at any time upon not less than 30 days prior written notice if the average closing price or bid price of the Common Stock as reported by the principal exchange on which the Common Stock is traded, the Nasdaq SmallCap Market or the National Quotation Bureau, Incorporated, as the case may be, equals or exceeds $9.00 per Share for any twenty (20) consecutive trading days ending within five (5) days prior to the date on which notice of redemption is given. See 'Description of Securities.'

    Prior to this Offering, there has been no public market for the Securities and there can be no assurance that any such market will develop. It is currently anticipated that the initial public offering price per Unit will be $5.10. For information regarding the factors considered in determining the initial public offering price of the Units and the exercise price of the Warrants, see 'Underwriting.' The Company has applied to have the Common Stock and Warrants approved for quotation on the Nasdaq SmallCap Market under the symbols 'AMPD' and 'AMPDW', respectively, although there can be no assurances that an active trading market will develop even if the Securities are accepted for quotation or that the Company will maintain certain minimum criteria established by Nasdaq for continued quotation.

    The registration statement of which this prospectus forms a part also relates to the resale of 550,000 shares of Common Stock underlying options ('Selling Securityholder Options') exercisable at $2.50 per share which were issued to certain persons ('Selling Securityholders') in connection with the Company's Bridge Financings in January 1996 and April 1996 (sometimes collectively referred to as 'Bridge Financing'). See 'Selling Securityholders.' Patterson Travis, Inc. is acting as representative (the 'Representative') of the several underwriters of this Offering ('Underwriters'). The Underwriters are not offering any of the 550,000 Shares in this Offering and the Company will not receive any of the proceeds derived from the resale of the securities by the Selling Securityholders. The Selling Securityholders have agreed not to sell their securities until twelve months from the date of this Prospectus, which period is not subject to earlier release.


    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE 'RISK FACTORS' WHICH BEGIN ON PAGE 7 AND 'DILUTION.'

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                        UNDERWRITING
                                                PRICE TO                 DISCOUNTS                PROCEEDS TO
                                                 PUBLIC              AND COMMISSIONS(1)            COMPANY(2)
                                               -----------          -------------------           ------------
Per Unit..............................           $5.10                      $.51                     $4.59
Total(3)..............................         $7,140,000                 $714,000                 $6,426,000

(1) The value of each Share and Warrant included in a Unit is $5.00 and $.10, respectively. Does not reflect additional compensation to be received by the Representative in the form of: (i) a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering in the amount of $214,200 ($246,330 if the Over-Allotment Option (defined below) is exercised in full), and (ii) an option to purchase 140,000 shares of Common Stock at $7.50 per Share and 140,000 Warrants at $.15 per Warrant, but which have an exercise price of $9.00 per share (the 'Representative's Purchase Option'). The Company and the Representative have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the 'Act'). See 'Underwriting.'

(2) Before deducting expenses of the Offering payable by the Company (including the Representative's non-accountable expense allowance) estimated at $514,200 ($546,330 if the Over-Allotment Option is exercised in full).

(3) The Company has granted the Underwriters an option exercisable within 30 days of the date of this Prospectus ('Over-Allotment Option') to purchase up to 210,000 additional Units on the same terms as set forth above solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $8,211,000, $821,100, and $7,389,900, respectively. See 'Underwriting.'

                            ------------------------

    The Securities are being offered hereby by the Underwriters on a 'firm commitment' basis, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part, to the approval of certain legal matters by counsel and to certain other conditions. It is expected that the delivery of the certificates representing the Securities will be made against payment therefor at the offices of the

Representative on or about January 29, 1997.

                             PATTERSON TRAVIS, INC.

                THE DATE OF THIS PROSPECTUS IS JANUARY 21, 1997

                             AVAILABLE INFORMATION

     The Company does not presently file reports and other information with the Securities and Exchange Commission (the 'Commission'). However, following completion of this Offering, the Company intends to furnish its stockholders with annual reports containing audited financial statements examined and reported upon by its independent public accounting firm and such interim reports, in each case as it may determine to furnish or as may be required by law. After the effective date of this Offering, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') and in accordance therewith will file reports, proxy statements and other information with the Commission.

     Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ('EDGAR'). The Company has filed, through EDGAR, with the Commission a registration statement on Form SB-2 (herein together with all amendments and exhibits referred to as the 'Registration Statement') under the Act of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information reference is made to the Registration Statement.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ SMALLCAP MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

              SPECIAL STANDARDS FOR SECURITIES SOLD IN CALIFORNIA

     EACH CALIFORNIA INVESTOR MUST HAVE AN ANNUAL GROSS INCOME OF AT LEAST $65,000 AND A NET WORTH, EXCLUSIVE OF HOME, FURNISHINGS AND AUTOMOBILES, OF AT LEAST $250,000, OR IN THE ALTERNATIVE, A NET WORTH, EXCLUSIVE OF HOME, FURNISHINGS AND AUTOMOBILES, OF AT LEAST $500,000. IN ADDITION, AN INVESTOR'S TOTAL PURCHASE MAY NOT EXCEED 10% OF SUCH INVESTOR'S NET WORTH.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information (including financial statements and notes thereto) contained in this Prospectus and is qualified in its entirety by the more detailed information appearing elsewhere herein. In addition, unless otherwise indicated to the contrary, the information appearing herein does not give effect to (a) the exercise of the Over-Allotment Option, the Representative's Purchase Option, Selling Securityholders Options or the Warrants included in the Units offered hereby, (b) 350,000 Shares reserved for issuance upon exercise of warrants exercisable at $2.50 per share ('701 Warrants'), (c) 187,500 shares of Common Stock reserved for issuance upon exercise of warrants exercisable at $2.50 per share ('Bridge Warrants'), (d) 189,000 shares of Common Stock reserved for issuance upon exercise of warrants exercisable at $4.00 per share ('Bridge II Warrants'), (e) 100,000 shares of Common Stock reserved for issuance upon exercise of warrants exercisable at $2.50 per share ('Bridge III Warrants'), (f) 1,267,000 Shares reserved for issuance upon the exercise of options exercisable at $4.00 per Share ('Employee Options') granted pursuant to the Company's 1996 Incentive Option Plan ('Incentive Option Plan'), (g) 233,000 Shares reserved for issuance upon the exercise of options which may be granted pursuant to the Incentive Option Plan, and (h) 30,000 Shares reserved for issuance upon the exercise of options exercisable at $1.00 per Share ('Key Employee Options'). See 'Description of Securities', 'Underwriting' and 'Certain Transactions.' See 'Glossary of Terms' for the definition of certain terms used in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

     Amplidyne designs, manufactures and sells ultra linear power amplifiers and related subsystems to the worldwide wireless, local loop and satellite uplink telecommunications market. These power amplifiers, which are a key component in cellular base stations, increase the power of radio frequency ('RF') and microwave signals with low distortion, enabling the user to significantly increase the quality and quantity of calls processed by new and existing cellular base stations. The Company's wireless telecommunications products consist of solid-state, RF and microwave, single and multi-carrier power amplifiers that support a broad range of analog and digital transmission protocols. The products are marketed to the cellular, wireless local loop and personal communication systems ('PCS') segments of the wireless telecommunications industry. The PCS segment of the market is one of the fastest growing segments and the Company has devoted significant resources in 1996 to develop products for this market. The Company's largest wireless telecommunications customers are AT&T, DSC Communications, Samsung and Goldstar, each of which is an OEM.

     Amplidyne has several products with a patent application pending (for which a notice of allowance has been issued by the United States Patent and Trademark Office) for Pre-Distortion and Pre-Distortion Linearization which, the Company believes, is more effective in reducing distortion than other currently available technology. In addition to its presence in the wireless telecommunications industry, the Company designs and manufactures products for uplink satellite communications and for audio and TV transmission links.


     In addition to the Company's product line of single channel power amplifiers which are currently utilized by the wireless communications industry, the Company has developed a Multicarrier Linear Power Amplifier ('MCLPA'). MCLPA combines the performance capabilities of up to 25 single carrier amplifiers into one unit, eliminating the need for numerous single carrier amplifiers and the corresponding unnecessary space occupied by the cavity filters encasing the amplifiers. Management believes that with its (i) proprietary technology (which effectively reduces distortion), (ii) technological expertise and (iii) established product line consisting of ultra linear single channel power amplifiers, the Company can achieve similar performance with its MCLPAs. The Company's linear power amplifiers and MCLPAs utilizes the Company's patent pending predistortion and proprietary feed forward technology which amplifies many channels with minimal distortion at the same time with one product.

     The market for wireless communication services has grown substantially during the past decade. Cellular service has been one of the fastest growing segments of the wireless telecommunications market. The worldwide wireless revolution exploded in 1994, adding 24 million new subscribers bringing the total global subscriber count in 1995 to approximately 55 million, a growth rate of more than 70%. However, this represents a worldwide penetration of only 1.35%. Industry officials project a worldwide market penetration of 8% going into the next century, a 50% compounded annual growth rate ('CAGR'). The growth in cellular communications has required, and will continue to require, substantial investment by cellular service providers in wireless infrastructure equipment.

     The PCS market is also one of the fastest growing segments in the wireless telecommunications market. Recently, major OEMs such as AT&T have announced digital PCS services nationwide; such service is expected to begin in early 1997. PCS service providers are attracting more subscribers than analysts had projected. The attraction to consumers is lower prices than cellular and as well as the fact that PCS phones use more powerful digital technology, which improves call quality compared with cellular service. This result is due to the fact that PCS transmits at a higher radio frequency. It is also easier to program PCS phones for advanced features (i.e., sending electronic mail and news headlines). Amplydine has developed PCS linear amplifiers and PCS MCLPAs. Management believes that these products will produce a significant portion of its sales during the next few years.

     In addition to cellular and PCS system operators' need for base station equipment, in many developing countries, where access to the public switch telephone network ('PSTN') by the general population is significantly less than in developed countries, the Company believes that wireless telecommunications systems are the most economic means to provide basic telephone service. The expense, difficulty and time requirements of building and maintaining a cellular or PCS network is generally less than the cost of building and maintaining a comparable wireline network. Thus, in many less developed countries, wireless service may provide the primary service platform for both mobile and fixed telecommunications applications.

     The Company's business strategy focuses primarily on the wireless communication market and consists of the following elements:

     Increase Penetration of Wireless Equipment Manufacturers. Since 1991, the Company has positioned itself as a supplier of amplifier products to large wireless telecommunications OEMs, such as AT&T, DSC Communications, Samsung and Goldstar. Amplidyne seeks to capitalize on its existing customer relationships and become a more significant source of its customers' amplifiers by working closely with OEM customers to offer innovative solutions to technical requirements and problems.

     Develop Relationships with Emerging Wireless Equipment Manufacturers. The Company anticipates that emerging wireless equipment manufacturers will make an increasingly significant contribution to the growth of the wireless telecommunications industry, particularly the PCS and cellular segments. Management believes that its linear power amplifiers and MCLPAs will assist these equipment manufacturers in providing high capacity, low distortion low cost per channel products and has already begun to sell amplifiers to several emerging wireless equipment manufacturers.

     Develop Products for Multiple Protocols. The Company intends to continue to invest resources in the research and development of new products for various protocols. Amplidyne is continuing to develop products that incorporate protocols which it believes will address the needs of established and emerging wireless systems, such as the emerging PCS market.

     Maintain a Technology Leadership Position. The Company, with its innovative products, has been addressing the needs of its customers for products that solve significant technical problems. The Company believes its interference cancellation technologies are among the most advanced that are commercially available in the industry, both in performance and diversity of methodology. The Company intends to continue to invest substantial resources in research and development associated with its interference cancellation technologies. See 'Technology'. The Company has emphasized research and development on PCS products during 1996 which management believes will be a major growth area for the Company during 1997.

     The Company believes that its products, particularly the ultra linear MCLPAs have several features which differentiate them from those of its competitors, such as:

     The Predistortion Solution. Utilizing its proprietary technology the Company can obtain significant distortion reduction in its core amplifiers. This enables the predistorted amplifier to have feed forward correction (See 'Business--Technology') applied to it to achieve distortion cancellation. The Company believes that its competitors are only able to obtain this level of distortion cancellation by use of complex and component intensive 'Dual Feed Forward Loops' resulting in the use of more components within the amplifier unit.

     Superior Distortion and Spurious Cancellation Resulting in Ultra Linear High Power Amplifiers. The Company believes the use of MCLPAs is critical in the implementation of new cellular and PCS systems and upgrade of older analog systems. Amplidyne has developed proprietary interference cancellation technology using multiple methods to achieve high suppression of spurious output and distortion typically associated with higher power amplifiers.

     High Quality and Reliability. Amplidyne believes that it has consistently provided high quality, reliable products to its customers. Management believes that its reputation for quality and reliability will enable Amplidyne to attract new customers and maintain existing customers for all its products.

     Linearity, Low Distortion and High Amplification. Wireless service providers' ability to manage scarce spectrum resources more effectively and accommodate a larger number of subscribers is largely dependent on their ability to broadcast signals with high linearity, which pertains to the ability of a component to amplify a wave form without altering its characteristics in undesirable ways. The Company has several products with a patent pending (for which a notice of allowance has been issued by the United States Patent and Trademark Office) which it believes gives it a significant advantage over its competitors. These features for Pre-distortion and Pre-Distortion Linearization designs significantly reduces distortion below that which is currently available in the marketplace.

     Multicarrier Designs. Multicarrier amplification, in which all channels are amplified together by a MCLPA, rather than each channel using a separate amplifier, allows for instantaneous electronic channel allocation. By virtue of the Company's very high linearity products which incorporates pre-distortion and feed forward technology achieving, in management's belief, the lowest distortion in the industry, the MCLPA amplified signal remains within their prescribed band and spectrum with low interference of adjacent channels thus providing flexibility to accommodate any frequency plan. Management believes that its leading technology in MCLPAs will enable Amplidyne to attract new customers.

     The Company was incorporated on December 14, 1995 pursuant to the laws of the State of Delaware as the successor to Amplidyne, Inc., a New Jersey corporation ('Amplidyne-NJ'), which was incorporated in October 1988. The Company was organized to effectuate a reincorporation of Amplidyne-NJ with and into the Company on December 22, 1995. The Company maintains its executive offices at 144 Belmont Drive, Somerset, New Jersey 08873 and its telephone number is (908) 271-8473.

                                  THE OFFERING

Securities Offered by the Company (1) ....  1,400,000 Units, each Unit consisting of one (1) share of Common
                                            Stock and one (1) Warrant. The Shares and Warrants included in the
                                            Units are detachable and separately tradeable on issuance. The Units will not trade after issuance. Each Warrant entitles the registered holder thereof to purchase, at any time during the four (4) year period commencing one (1) year from the date of this Prospectus, one share of Common Stock at a price of $6.00 per share. At any time after one (1) year from the date of this Prospectus, the Company may redeem the Warrants at a price of $.01 per Warrant on 30 days prior written notice if the average closing price or bid price of the
                                            Common Stock as reported by the principal exchange on which the
                                            Common Stock is traded, the Nasdaq SmallCap Market or the National
                                            Quotation Bureau, Incorporated, as the case may be, equals or exceeds
                                            $9.00 per Share for any twenty (20) consecutive trading days ending within five (5) days prior to the date on which notice of redemption is given. See 'Description of Securities.'

Securities Outstanding Prior to the
  Offering................................  2,850,000 shares

Securities Outstanding Subsequent to the
  Offering................................  4,250,000 Shares
                                            1,400,000 Warrants

Use of Proceeds...........................  Purchase of test equipment, research and development, the purchase of manufacturing machinery, the repayment of indebtedness, and for working capital purposes. See 'Use of Proceeds.'

Risk Factors..............................  The Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution. See 'Risk Factors' and
                                            'Dilution.'

Proposed Nasdaq SmallCap Market Symbols...  Shares--AMPD; Warrants--AMPDW

------------------
(1) Concurrently with this Offering, the Company is registering the resale of the 550,000 shares of Common Stock underlying the Selling Securityholder Options, which may not be sold until twelve (12) months from the date of this Prospectus, which period is not subject to earlier release. See 'Selling Securityholders.'

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth certain summary information concerning the Company and is qualified by reference to the financial statements and notes thereto included elsewhere in this Prospectus. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.


                                                                         YEAR ENDED            NINE MONTHS ENDED
                                                                        DECEMBER 31,             SEPTEMBER 30,
                                                                      -----------------    --------------------------
                                                                       1994      1995         1995           1996
                                                                      ------    -------    ----------    ------------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales..........................................................   $3,575    $ 1,810      $1,558        $  1,957
Cost of goods sold.................................................    2,713      1,756       1,332           1,889
Gross profit.......................................................      862         54         226              68
Selling, general and administrative................................      722        527         436             922
Research, engineering and development..............................      333        372         122             701
                                                                      ------    -------    ----------    ------------
Operating Loss.....................................................     (193)      (845)       (332)         (1,555)
Stock compensation and financing costs.............................       --      1,180          --           2,553
                                                                      ------    -------    ----------    ------------
Provision for income taxes.........................................      (15)        --          --              --
                                                                      ------    -------    ----------    ------------
                                                                      ------    -------    ----------    ------------
Net loss...........................................................   $ (178)   $(2,025)     $ (332)       $ (4,108)
                                                                      ------    -------    ----------    ------------
                                                                      ------    -------    ----------    ------------
Net loss per share.................................................   $ (.05)   $  (.61)     $ (.10)       $  (1.23)
                                                                      ------    -------    ----------    ------------
                                                                      ------    -------    ----------    ------------
Shares outstanding(1)..............................................    3,346      3,346       3,346           3,346
                                                                      ------    -------    ----------    ------------

                                                                                                         SEPTEMBER 30,
                                                                                                             1996
                                                                        DECEMBER 31,    SEPTEMBER 30,    -------------
                                                                            1995            1996
                                                                        ------------    -------------         AS
                                                                                                          ADJUSTED(2)
                                                                                                         -------------
BALANCE SHEET DATA:
Working capital (deficit)............................................     $   (578)        $(1,469)        $   4,443
Total assets.........................................................          722           1,467             5,869
Total liabilities....................................................        1,276           2,881             1,371
Stockholders' equity (deficit).......................................         (554)         (1,414)            4,498

------------------
(1) All shares, warrants and options issued or granted within the past twelve months from the most current period presented are considered to be outstanding for all periods presented.


(2) Adjusted for the sale of 1,400,000 Units at an assumed offering price of $5.10 per Unit and the application of the estimated net proceeds therefrom as described under 'Use of Proceeds.'

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative and involves a high degree of risk. Prospective purchasers, prior to making an investment, should carefully consider the following risks as well as other information set forth elsewhere in this Prospectus.

     Recent History of Losses; Working Capital Deficit; Stockholder
Deficit. The Company incurred a net loss of $2,025,000 in the year ended December 31, 1995 and a net loss of $4,108,000 for the nine months ended September 30, 1996, although a substantial portion of the net loss for the year ended December 31, 1995 and the nine months ended September 30, 1996 is due to a nonoperating charge to earnings and research, engineering and development costs. The Company expects that losses will increase and continue until such time, if ever, as the Company can manufacture and market a new line of linear power amplifiers including multicarrier linear power amplifiers (sometimes referred to as 'MCLPA'). In addition, the Company had a working capital deficit of $578,000 and $1,469,000 at December 31, 1995 and September 30, 1996, respectively, and a stockholders deficit of $554,000 and $1,414,000 at December 31, 1995 and September 30, 1996, respectively. In addition, the Company had an accumulated deficit of $1,739,126 at December 31, 1995 and $5,847,468 at September 30, 1996,
respectively. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

     Uncertainty of Future Revenues; Limited Experience in the Multicarrier
Linear Power Amplifier Business; Uncertainty of Market Acceptance.   Revenues
for the first nine months of 1996 increased 26% compared to the first nine months of 1995 and revenues for the year ended December 31, 1995 decreased 49% compared to the year ended December 31, 1994. The Company believes that the decrease was due primarily to the Company's shift in product emphasis from single channel power amplifiers to linear power amplifiers including MCLPAs. The Company anticipates that a substantial portion of the Company's future revenues will be derived from sale of its new linear amplifiers and MCLPAs. Even though the Company has substantial experience in the commercial cellular amplifier business, having been involved in the business since 1989, the MCLPA is a relatively recent development in the marketplace and the Company has focused on the business only since early 1995. As a result, the Company is subject to all of the risks associated with a new business enterprise, including without limitation, failed product development efforts, the lack of market acceptance and duplication of the Company's proprietary technology. The Company has sold prototypes of its MCLPAs and believes that it will commence production orders in the first quarter of 1997, although no assurances can be made that the Company will be successful in these endeavors. The Company has received purchase orders for linear power amplifiers which purchase orders may in the future include MCLPAs. Market acceptance of the Company's linear amplifiers and MCLPAs will depend in large part upon the public demand for power amplifiers in general and the Company's ability to demonstrate its linear amplifiers and MCLPAs advantages, including its performance features and cost-effectiveness. There can be no assurance that the linear amplifiers and MCLPAs will be accepted by the market, and if so accepted, whether it will result in increased revenues for the Company in the future. See 'Business-- Products.'

     Possible Need For Additional Financing. The Company believes that the proceeds of this Offering together with cash flow from operations will be adequate to fund its operations for at least twelve months following this Offering. There can be no assurance, however, that the Company will not require additional financing prior to or after such time. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate its research, engineering and development or manufacturing programs or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its technologies or potential products or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

     Reliance upon Growth of Wireless Telecommunications Services. Demand for the Company's products will depend in large part upon continued and growing demand within the wireless telecommunications industry for power amplifiers. Although demand for power amplifiers has grown in recent years, there can be no assurance that the quantity and variety of wireless telecommunications services will continue to grow, or that such services will create a demand for the Company's products. See 'Business--Industry.'

     Need to Implement Automated Manufacturing Processes; Dependence on Contract Manufacturers; Limited Number of Suppliers. The Company is in the process of establishing a fully automated manufacturing facility so that it can manufacture its products. The Company believes that such manufacturing facility will be completed in the second quarter of 1997, although no assurances can be made that the Company will be successful in these endeavors. The Company has allocated $600,000 from the proceeds of this Offering towards the establishment of such facility. See 'Use of Proceeds.' Until the manufacturing facilities are completed, the Company expects to be dependent on contract manufacturing. There can be no assurance that the Company's contract manufacturers will be able to fulfill the Company's production commitments. There are no written agreements with such contract manufacturers. Any inability to obtain timely deliveries of finished assemblies of acceptable quality could delay the Company's ability to deliver its products to its customers, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in the event that production costs for the Company's contract manufacturers increase, the Company may suffer losses due to an inability to recover such cost increases under its fixed price commitments with its original equipment manufacturer ('OEM') customers. See 'Business--Manufacturing.'


     Power transistors and certain other key components used in the Company's products are currently available from only a limited number of sources. Certain of the Company's limited source suppliers have limited operating histories and limited financial and other resources and, therefore, they may prove to be unreliable sources of supply. The Company's principal suppliers of components are NEC, Ericcson, Mini Circuits and Penny Technologies. The Company has no written agreements with such suppliers. Further, the Company has generally not previously purchased key components in large volume. If the Company were unable to obtain sufficient quantities of components, particularly power transistors, delays or reductions in product shipments could occur which would have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, delays in filling orders may have a material adverse effect on the Company's relationships with its OEM customers, which may result in the termination of material orders from its OEM customers and/or cause a permanent loss of future sales. See 'Business--Manufacturing.'

     Reliance on a Small Number of Customers; Possible Fluctuations in Operating Results. In 1994, approximately 66% of net revenues were derived from sales to one customer (AT&T). In 1995, approximately 61% of net revenues were derived from four customers (Allen Telecom--18%; Kentrox Industries--17%; DSC Communications--15%; and AT&T--11%). For the period ended September 30, 1996, approximately 70% of net revenues were derived from sales to three customers (DSC Communications--36%; Samsung--21%; and Airnet--13%). The Company anticipates that sales of its products to relatively few customers (wireless telecommunications OEMs) will account for a majority of the Company's revenues in 1997. The reduction, delay or cancellation of orders from one or more significant customers would materially and adversely affect the Company's financial condition and results of operation. Moreover, as a result of the uncertainty of such sales, the Company may in the future experience significant fluctuations in net sales, gross margins and operating results. See 'Business--Markets.'

     Limited Marketing Experience. The Company will be required to develop a marketing and sales network that will effectively demonstrate the advantages of its products over competing products. The Company's marketing experience with its new products is limited as the Company has only sold prototypes of MCLPAs (a product which the Company believes will represent a majority of its future revenues) and has only recently received purchase orders for its linear power amplifiers. The Company is engaged actively in expanding its in-house marketing forces. There can be no assurance that the Company will be successful in its marketing efforts or that it will be able to establish sales and distribution capabilities. See 'Business Customers, Sales and Marketing.'

     Substantial Portion of Proceeds To Satisfy Indebtedness, Including Indebtedness Owed to Executive Officer and Director. Approximately 30% of the net proceeds of the Offering will be used to repay indebtedness, including approximately 6% to repay the Company's President for loans extended by him to the Company. See 'Use of Proceeds.'

     Broad Discretion in Application of Proceeds. Approximately $2,547,800 or 43% of the net proceeds of this Offering, have been allocated to working capital of the Company, which funds will be utilized for general corporate purposes including accounts payable, payroll and the purchase of material for the

Company's purchase orders. The allocation of proceeds described in 'Use of Proceeds' represents the Company's best estimate of its allocation based upon the current state of its business, operations and plans, current business conditions and the Company's evaluation of its industry. Future events, including problems, delays, expenses and complications which may be encountered, changes in economic or competitive conditions and the results of the Company's sales and marketing activities may make shifts in the allocation of funds necessary or desirable. Management of the Company will have broad discretion in the application of such proceeds. See 'Use of Proceeds.'

     Control by Management; Compensation and Audit Committees.   Upon completion
of this Offering, officers and directors and persons who may be deemed affiliates will beneficially own, in the aggregate, and will have the right to vote approximately 53% of the then issued and outstanding Common Stock (not including any options they may own) of the Company (approximately 50% if the Over-Allotment Option is exercised in full). The Chairman and Chief Executive Officer of the Company will own approximately 47% of the issued and outstanding Common Stock after the Offering. Accordingly, such holders will be in a position to elect all of the directors and thereby control the Company. See 'Principal Stockholders'.

     Currently, the Board of Directors consists of three members, two of which (Devendar S. Bains and Tarlochan Bains) are insiders and principal stockholders. In addition, such individuals comprise a majority of the Compensation Committee and Audit Committee. Accordingly, such individuals will be in a position to control the actions and decisions of the Board of Directors and such committees. See 'Management.'

     No Prior Public Market; Potential Limited Trading Market; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the Securities and there can be no assurance that an active trading market in the Company's Securities will develop or be maintained. In the absence of such a market, an investor may find it more difficult to sell the Securities offered hereby. The initial public offering price of the Units and the exercise price of the Warrants were determined by negotiation between the Company and the Representative, and may not be indicative of the market price for such securities in the future, and does not necessarily bear any relationship to the Company's assets, book value, net worth or results of operations of the Company or any other established criteria of value. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of the Securities is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of technological innovations by the Company or its competitors, general conditions in the wireless communications industry and other factors. These fluctuations, as well as general economic and market conditions, may have a material adverse effect on the market price of the Company's Securities. See 'Underwriting--Determination of Public Offering Price,' 'Description of Securities' and 'Financial Statements.'


     Dilution. This Offering involves immediate substantial dilution to investors of $3.94 per share (or approximately 79% of the assumed per-Share Offering price of $5.00), representing the difference between the pro forma net tangible book value per Share immediately after the completion of this Offering and the Offering price per Share. See 'Dilution.'

     No Assurance of Successful Expansion of Operations. Recently, the Company has substantially increased the scale of its operations significantly increasing its operating expenses. The Company anticipates that its operating expenses will continue to increase significantly after the Offering as a result of expansion of its operations in anticipation of the full scale production of its linear amplifiers and MCLPAs and to meet customers' orders. If the Company's net sales do not correspondingly increase or the Company does not adequately manage the growth of its operations, the Company's results of operations will be materially adversely affected. See 'Business--Company Strategy.'

     Declining Average Sales Prices. If wireless telecommunications OEMs come under increasing price pressure from cellular and PCS service providers, the Company could expect to experience downward pricing pressure on its products. In addition, competition among non-captive amplifier suppliers could increase the downward pricing pressure on the Company's products. To date, such pressure has not been experienced. As these manufacturers frequently negotiate supply arrangements far in advance of delivery dates, the Company often must commit to price reductions for its products before it is aware of how, or if, cost reductions can be obtained. If the Company is unable to achieve cost reductions, the Company's gross margins will decline, which will have a material adverse effect on the Company's business, financial condition and results of operations.

     Rapid Technological Change and Intense Competition. The wireless telecommunications equipment industry is extremely competitive and is characterized by rapid technological change, new product development, product obsolescence and evolving industry standards. In addition, price competition in this market is intense and characterized by significant price erosion over the life of a product. Currently, the Company competes primarily with non-captive suppliers of power amplification products. The Company believes that its competition, and ultimately the success of the Company, will be based primarily upon service, pricing, reputation, and the ability to meet delivery schedules of its customers. The Company's existing and potential OEM customers continuously evaluate whether to manufacture their own amplification products or to purchase such products from outside sources. These customers and other large manufacturers of wireless telecommunications infrastructure equipment could elect to enter the market and compete directly with the Company. Many of the Company's competitors have significantly greater financial, technical, manufacturing, sales and marketing capabilities and research and development personnel and other resources than the Company and have achieved greater name recognition of their existing products and technologies. In order for the Company to successfully compete it must continue to develop new products, keep pace with advancing technologies and competitive innovations and successfully market its products to OEM customers that will incorporate the Company's products into their systems. There can be no assurance that the Company will be able to compete successfully. See 'Business--Competition.'

     In addition, there can be no assurance that new products or alternative amplifier technology will not be developed that render the Company's current or planned products obsolete or inferior. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products.

     Risks Associated with Sales Outside of the United States.   International
sales represented approximately 8%, 30%, and 72% of the Company's net revenues for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996, respectively. The Company expects that international sales will continue to account for a significant portion of its net revenues in the future. To the extent that the Company does not achieve and maintain substantial international sales, the Company's business, results of operations and financial condition could be materially and adversely affected. There can be no assurance that the Company will be able to maintain or increase its current level of international sales. See 'Management's Discussion and Analysis of Financial Condition and Results of Operation.'

     Sales of the Company's products outside of the United States are denominated in US dollars. An increase in the value of the U.S. dollar relative to foreign currencies would make the Company's products more expensive and, therefore, potentially less competitive outside the United Sates. Additional risks inherent in the Company's sales abroad include the impact of recessionary environments in economies outside the United States, generally longer receivables collection periods, unexpected changes in regulatory requirements, tariffs and other trade barriers, potentially adverse tax consequences, restrictions on the repatriation of earnings, reduced protection for intellectual property rights in some countries, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have an adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operation.'

     Dependence Upon Management and Technical Personnel.   The success of the
Company is highly dependent upon the continued services of Devendar Bains, the Company's President and Chief Executive Officer. The Company has entered into a five year employment agreement with Mr. Bains which terminates April 30, 2001 and contains a covenant not to compete against the Company for a two year period following termination of employment. The Company is in the process of obtaining key man insurance on the life of Mr. Bains in the amount of $1,000,000. There can be no assurances that the Company will be able to replace Mr. Bains in the event his services become unavailable or that the proceeds of such insurance would be adequate to compensate the Company for the loss of his services. See 'Management.'

     Due to the specialized nature of the Company's business, the Company is highly dependent on the continued service of, and on its ability to attract and retain, qualified technical and marketing personnel, particularly highly skilled radio-frequency ('RF') and microwave design engineers involved in the development of new products and processes and test technicians involved in the manufacture and enhancement of existing products. In addition, as part of the Company's team-based sales approach, the Company dedicates specific design engineers to service the requirements of individual customers. The loss of any such engineer could adversely affect the Company's ability to obtain future purchase orders from the customers to which such engineer is dedicated. The

Company has employment or non-competition agreements with most of its current design engineers or test technicians. The competition for such personnel is intense, and the loss of any such persons, as well as the failure to recruit additional key technical personnel in a timely manner, would have a material adverse effect on the Company's business, financial condition and results of operations.

     Proprietary Technology; Risk of Third Party Claims of Infringement.   The
Company's ability to compete successfully and achieve future revenue growth will depend, in part, on its ability to protect its proprietary technology and operate without infringing upon the rights of others. Although there are no pending lawsuits against the Company regarding its technology or notices that the Company is infringing upon intellectual property rights of others, there can be no assurance that litigation or infringement claims will not occur in the future. Such litigation or claims could result in substantial costs, and diversion of resources and could have a material adverse effect on the Company's business, financial condition, and results of operations. The Company generally enters into confidentiality and non-disclosure agreements with its employees and limits access to and distribution of its proprietary information. However, there can be no assurance that such measures will provide adequate protection for the Company's trade secrets or other proprietary information, or that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors. The failure of the Company to protect its proprietary technology could have a material adverse effect on its business, financial condition and results of operations.

     Presently, the Company has a patent application pending (No. 08/508,163) with respect to its Pre-Distortion and Pre-Distortion Linearization technology used in its products (for which a notice of allowance has been issued by the United States Patent and Trademark Office). Such proprietary technology, the Company believes, is more effective in reducing distortion than other currently available technology. No assurance can be made that the Company's patent application will be fully granted or, if granted, will protect the Company's technology. The Company believes that the success of its amplifier business, however, depends more on its specifications, computer-aided engineering design, modeling tools, technical processes and employee expertise than on patent protection.

     No Dividends. The Company has not paid any dividends on its Common Stock since its inception and does not intend to pay dividends on its Common Stock in the foreseeable future. Any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company. See

'Dividend Policy.'

     Governmental Regulations and Environmental Regulations.   The Company's
customers must obtain regulatory approval to operate their base stations. The United States Federal Communications Commission ('FCC') recently adopted new regulations that impose more stringent RF and microwave emissions standards on the telecommunications industry. There can be no assurance that the Company's customers will comply with such regulations which could materially adversely affect the Company's business, financial condition and results of operations. The Company manufactures its products according to specifications provided by its customers, which specifications are given to comply with applicable regulations. The Company does not believe that costs involved with manufacturing to meet specifications will have a material impact on its operations. There can be no assurances that the adoption of future regulations would not have a material adverse affect on the Company's business. See 'Business--Governmental Regulations.'

     The Company is subject to Federal, state and local governmental regulations relating to the storage, discharge, handling, emissions, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the Company's products. The Company believes that it is currently in compliance in all material respects with such regulations. Failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its manufacturing process, cessation of operations or other actions which could materially and adversely affect the Company's business, financial condition and results of operations. See 'Business--Environmental Regulations.'

     Nasdaq Listing and Continued Listing Requirements.   Under prevailing rules
of the National Association of Securities Dealers, Inc. ('NASD'), in order to qualify for initial quotation of securities on The Nasdaq Small Cap Market, a company, among other things, must have at least $4,000,000 in total assets, $2,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $3.00 per share. Although the Company may upon the completion of this Offering qualify for initial quotation of its securities on The Nasdaq SmallCap Market, for continued listing on The Nasdaq SmallCap Market, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the requirements for quotation on The Nasdaq SmallCap Market, trading, if any, in the Common Stock and Warrants offered hereby would be conducted in the over-the-counter market in what are commonly referred to as the 'pink sheets' or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for the Company's securities. See 'Underwriting.'

     Penny Stock Regulations May Impose Certain Restrictions on Marketability of

Securities. The Securities and Exchange Commission (the 'Commission') has adopted regulations which generally define a 'penny stock' to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since it is intended that the shares of Common Stock and Warrants offered hereby will be authorized for quotation on The Nasdaq SmallCap Market, such securities will initially be exempt from the definition of 'penny stock.' If the shares of Common Stock and Warrants offered hereby are removed from listing by The Nasdaq SmallCap Market at any time following the Effective Date, the Company's Common Stock and Warrants may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the 'penny stock' rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in the secondary market and the price at which such purchasers can sell any such securities.

     Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such Common Stock and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants then reside. See 'Underwriting.'

     Potential Adverse Effect of Redemption of Warrants.   The Warrants may be
redeemed by the Company at any time at a redemption price of $.01 per Warrant upon not less than 30 days prior written notice if the average closing price or bid price of the Common Stock as reported by the principal exchange on which the Common Stock is traded, the Nasdaq SmallCap Market or the National Quotation

Bureau, Incorporated, as the case may be, equals or exceeds $9.00 per Share for any twenty (20) consecutive trading days ending within five (5) days prior to the date on which notice of redemption is given. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which would be substantially less than the market value of the Warrants at the time of redemption. See 'Description of Securities--Warrants.'

     Anti-Takeover Provisions. Pursuant to the Company's Certificate of Incorporation, the Board of Directors may issue up to 1,000,000 shares of Preferred Stock in the future with such preferences, limitations and relative rights as the Board may determine without stockholder approval. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock. See 'Description of Securities--Preferred Stock.' In addition, following this Offering the Company will become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the persons became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of the Company. See 'Description of Securities--Delaware Anti-Takeover Law Provisions.'

     Restrictions on Marketmaking Activities During Warrant Solicitation May Affect Liquidity of Securities. Although they have no legal obligation to do so, the Underwriters from time to time may act as market makers and may otherwise effect and influence transactions in the Company's securities. However, there is no assurance that the Underwriters will continue to effect and influence transactions in the Company's securities. The prices and liquidity of the Company's securities may be significantly affected by the degree, if any, of the Underwriters' participation in the market. The Underwriters may voluntarily discontinue such participation at any time. Further, the market for, and liquidity of, the Company's securities may be adversely effected by the fact that a significant amount of the securities may be sold to customers of the Underwriters.

     To the extent that the Underwriters solicit the exercise of Class A Warrants, the Underwriters may be prohibited pursuant to the requirements of Rule 10b-6 under the Exchange Act from engaging in marketmaking activities during such solicitation and for a period of up to nine days preceding such solicitation. As a result, the Underwriters may be unable to continue to provide a market for the Company's securities during certain periods while the Class A

Warrants are exercisable. The Underwriters are not obligated to act as a marketmaker. See 'Underwriting.'

     Additional Authorized Shares of Common Stock and Preferred Stock Available for Issuance May Adversely Affect the Market. The Company is authorized to issue 25,000,000 shares of its Common Stock, $.0001 par value. If all of the 1,400,000 Units offered hereby are sold, there will be a total of 4,250,000 shares of Common Stock issued and outstanding. However, the total number of shares of Common Stock issued and outstanding does not include the exercise of up to 1,400,000 Warrants to purchase up to 1,400,000 shares of Common Stock, 210,000 Shares included in the Over-Allotment Option to purchase 210,000 shares of Common Stock, 210,000 Warrants to purchase up to 210,000 shares of Common Stock included in the Over-Allotment Option, the option granted to the Representative to purchase up to 140,000 Shares and 140,000 Warrants to purchase 140,000 shares of Common Stock in connection with this offering, 550,000 shares of Common Stock issuable upon exercise of the Selling Securityholder Options, 350,000 shares of Common Stock issuable upon exercise of the 701 Warrants, 187,500 shares of Common Stock issuable upon exercise of the Bridge Warrants, 189,000 shares of Common Stock issuable upon exercise of the Bridge II Warrants, 100,000 shares of Common Stock issuable upon exercise of the Bridge III Warrants, 1,500,000 shares of Common Stock issuable upon exercise of options granted pursuant to the Incentive Option Plan (1,267,000 of which have been granted) and 30,000 shares of Common Stock issuable upon exercise of Key Employee Options. After reserving a total of 5,006,500 shares of Common Stock for issuance upon the exercise of all options and warrants, the Company will have at least 15,743,500 shares of authorized but unissued Common Stock available for issuance without further shareholder approval. As a result, any issuance of additional shares of Common Stock may cause current shareholders of the Company to suffer significant dilution which may adversely affect the market. The Company has no present plans to issue any shares of Common Stock. The Company has agreed with the Representative that it will not issue any of its capital stock for a period of 18 months from the Effective Date without the prior written consent of the Representative.

     In addition to the above-referenced shares of Common Stock which may be issued without shareholder approval, the Company has 1,000,000 shares of authorized preferred stock, the terms of which may be fixed by the Board of Directors. The Company presently has no issued and outstanding shares of preferred stock and while it has no present plans to issue any shares of preferred stock, the Board of Directors has the authority, without shareholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock could have an adverse effect on the holders of Common Stock. See 'Description of Securities.'

     Shares Eligible for Future Sale May Adversely Affect the Market. Immediately prior to the Effective Date, the Company will have 2,850,000 shares of its Common Stock issued and outstanding all of which are 'restricted securities' and all of which are subject to lock-up restrictions described below. 2,000,000 of such Shares may be sold pursuant to Rule 144 as described below commencing 90 days after the date of this Prospectus, subject to an 18-month restriction against transfer described below; 300,000 Shares may be sold pursuant to Rule 144 commencing December 1997, subject to an 18-month restriction against transfer; and the remaining 550,000 Shares, which were issued in the Bridge Financings, may be sold pursuant to Rule 144 commencing January 1998, subject to a 12-month restriction against transfer described below. The President of the Company (who owns 2,000,000 of the 2,850,000 outstanding Shares) and the directors and/or 5% stockholders of the Company who own 250,000 of the 300,000 above-referenced Shares have agreed not to sell, assign or transfer any securities of the Company owned by them for a period of eighteen (18) months from the date of this Prospectus without the prior consent of the Representative. The entity that owns the remaining 50,000 of the above-referenced 300,000 Shares has agreed not to sell, assign or transfer any of such Shares for a period of eighteen (18) months from the date of this Prospectus, without the prior consent of the Representative. The Selling Securityholders who own the above-referenced 550,000 Shares have agreed not to sell, assign or transfer any securities of the Company owned by them for a period of twelve (12) months from the date of this Prospectus, which period is not subject to earlier release.

     Rule 144 provides, in essence, that a person holding 'restricted securities' for a period of two years may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of 'restricted securities' which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for three years if there is adequate current public information available concerning the Company. In such an event, 'restricted securities' would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of Common Stock may adversely affect prevailing market prices of the Common Stock.

     Effect of Outstanding Options and Warrants. As of the date of this Prospectus, there are outstanding stock options and warrants to purchase an aggregate of 1,187,500 shares of Common Stock at an exercise price of $2.50 per Share, an additional 189,000 shares of Common Stock at an exercise price of $4.00 per share, and the Company has reserved 1,297,000 Shares of Common Stock for issuance pursuant to outstanding Employee Options and Key Employee Options. The 550,000 Shares underlying Selling Securityholders Options are being registered for resale by the Selling Securityholders as part of the Registration Statement of which this Prospectus forms a part, subject to a twelve (12) month lock-up restriction. The 350,000 Shares underlying the 701 Warrants (which were issued pursuant to Rule 701 of the Act) are available for sale in the public market commencing 90 days after the date of the Prospectus pursuant to Rule 701, subject to an eighteen (18) month lock-up. The 476,500 shares of Common Stock underlying the Bridge Warrants, Bridge II Warrants and Bridge III Warrants are exercisable for a period of three years commencing one year from the date of this Prospectus. See 'Principal Stockholders,' 'Certain Transactions' and 'Description of Securities.' The exercise of such outstanding options and warrants will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of shares of Common Stock underlying such securities may adversely affect prevailing market prices for the Common Stock.

Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise their respective rights therein at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such securities. See 'Management--Stock Option Plans and Agreements,' 'Certain Transaction,' 'Description of Securities' and 'Selling Securityholders.'

     Limitation on Director Liability. As permitted by Delaware law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. See 'Description of Securities.'

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,400,000 shares of Common Stock and 1,400,000 Warrants included in the Units offered hereby, are estimated to be $5,911,800 ($6,843,570 assuming exercise of the Over-Allotment Option in full). The Company will not receive any proceeds from the sale of securities by the Selling Securityholders.

     The Company intends to utilize such proceeds approximately as follows:

                                                                            APPROXIMATE      APPROXIMATE
                                                                             AMOUNT OF      PERCENTAGE(%)
                                                                             PROCEEDS      OF NET PROCEEDS
                                                                            -----------    ---------------
Purchase of Test Equipment(1)............................................   $  410,000           6.94%
Research, Engineering and Development(2).................................      550,000           9.30
Purchase of Manufacturing Machinery(3)...................................      600,000          10.15
Repayment of Indebtedness(4).............................................    1,804,000          30.52
Working Capital(5).......................................................    2,547,800          43.10
                                                                            -----------        ------
Total....................................................................   $5,911,800            100%

------------------
(1) Represents expenditures on test equipment which enables the Company to adjust its products in order to meet customer specifications.

(2) Represents expenditures on software, computers and other material to further develop the Company's products and to develop the Company's next generation of products. See 'Business--Research and Development.'

(3) Represents expenditures on equipment necessary to manufacture the Company's products and mechanically assemble components of the Company's products for the establishment of the Company's fully automated manufacturing facility.

(4) Represents the repayment of indebtedness incurred in the Bridge Financings consisting of promissory notes in the aggregate principal amount of $550,000 bearing interest at 8% per annum (or approximately $25,000 on the date of this Prospectus) which is payable upon the earlier of (i) March 15, 1997 or
    (ii) the closing of the Company's initial public offering. Also represents the repayment of indebtedness incurred in September 1996 and December 1996 consisting of promissory notes in the aggregate principal amount of $664,000 bearing interest at 8% per annum (or approximately $5,000 on the date of this Prospectus) which is payable upon the earlier of (i) March 15, 1997 or
    (ii) the closing of the Company's initial public offering. The proceeds of the Bridge Financings were used for working capital and as a source of funds to pay expenses associated with this Offering. See 'Certain Transactions.' Also includes payment to Devendar S. Bains, the Company's President, in the amount of $350,000, which funds were loaned to the Company between January

    1994 and June 1996. These loans were made interest free and are payable on demand. Such funds were used for working capital purposes. See 'Certain Transactions.' Also includes payment of $210,000 to Chemical Bank bearing interest at 1% over such bank's prime rate, representing the amount outstanding on the Company's line of credit as of the date of this Prospectus. Such funds were used for working capital purposes. See Financial Statements.

(5) Represents expenditure for general corporate purposes including accounts payable, payroll, and the purchase of materials for purchase orders.

     The foregoing represents the Company's best estimate of its allocation of the net proceeds of this offering based upon the current state of its business, operations and plans, current business conditions and the Company's evaluation of its industry. Future events, including problems, delays, expenses and complications which may be encountered, changes in economic or competitive conditions and the results of the Company's sales and marketing activities may make shifts in the allocation of funds necessary or desirable. Management will have broad discretion to determine the use of proceeds.

     The Company believes that the net proceeds of this Offering, together with the cash generated from operations, will be sufficient to support the Company's anticipated growth, expansion and marketing efforts for at least 12 months following the completion of this Offering. The Company may be required to obtain additional equity or debt financing or otherwise fund its operations after such 12-month period. There can be no assurances that the Company will be able to obtain such financing on a timely basis, on acceptable terms, or at all. In such event, the Company may be unable to complete its current plans for expansion. If the Company requires such financing and is unable to obtain it, the Company's operations will be materially adversely effected. See 'Risk Factors--Need for Additional Financing.'

     Pending application of the net proceeds for the purposes described above, the Company intends to invest the net proceeds primarily in the United States government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing, investment grade securities. All funds received through the exercise of warrants and options will be applied towards working capital.

                                    DILUTION

     At September 30, 1996, the net tangible book value of the Company was $(1,553,627) or $(.55) per share. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. Assuming the sale of the Securities offered hereby of 1,400,000 Units (at assumed values of $5.00 per share and $.10 per Warrant) (less underwriting discounts and commissions and estimated expenses of this Offering) the net tangible book value of the Company at September 30, 1996 would have been

$4,498,173 or $1.06 per share, representing an immediate increase in net tangible book value of $1.61 per share to the existing stockholders and an immediate dilution of $3.94 per share (or 79%) to new investors.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

Initial Public offering price per share.............................................            $5.00
Net tangible book value deficit per share before Offering...........................    (.55)
Increase per share attributable to new investors....................................    1.61
As adjusted net tangible book value after Offering..................................    1.06
Dilution to new investors...........................................................            $3.94

     The following table sets forth, at September 30, 1996, with respect to the Company's existing stockholders, including the Selling Securityholders, and new investors, a comparison of the number of Shares of Common Stock acquired from the Company and its former stockholders, the amount and percentage of total consideration paid and the average price per share of Common Stock (at an assumed value of $5.00 per share).

                                                        SHARES PURCHASED       TOTAL CONSIDERATION
                                                      --------------------    ----------------------    AVERAGE PRICE
                                                       NUMBER      PERCENT      AMOUNT      PERCENT       PER SHARE
                                                      ---------    -------    ----------    --------    -------------
Existing Stockholders..............................   2,850,000     67.06     $1,275,000       15.41%       $ .45
New Investors......................................   1,400,000     32.94      7,000,000       84.59         5.00
                                                      ---------    -------    ----------    --------       ------
Total..............................................   4,250,000       100%    $8,275,000         100%
                                                      ---------    -------    ----------    --------
                                                      ---------    -------    ----------    --------

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996, on an as adjusted basis to give effect to the sale of 1,400,000 shares of Common Stock and 1,400,000 Warrants included in the Units offered by the Company (at assumed values of $5.00 per share and $0.10 per Warrant) in this Offering, and the application of the estimated net proceeds to the Company from this Offering. This table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.


                                                                                               SEPTEMBER 30, 1996
                                                                                             ----------------------
                                                                                                            AS
                                                                                             ACTUAL     ADJUSTED(1)
                                                                                             -------    -----------
                                                                                                 (IN THOUSANDS)
Debt:
  Bank Line of Credit.....................................................................       210
  Notes Payable...........................................................................       925
  Stockholders' Loan......................................................................       350
Stockholders' equity:
  Preferred stock, no stated value, 1,000,000 shares authorized, no shares issued or outstanding..........................................................................
  Common stock, $.0001 par value, 25,000,000 shares authorized, 2,850,000 shares outstanding actual and 4,250,000 shares outstanding, as adjusted.....................
     Additional paid-in capital...........................................................     4,433       10,345
  Accumulated deficit.....................................................................    (5,847)      (5,847)
Total stockholders' equity (deficit)......................................................   $(1,414)     $ 4,498
                                                                                             -------    -----------
Total capitalization......................................................................   $    71      $ 4,498
                                                                                             -------    -----------
                                                                                             -------    -----------

------------------
(1) Adjusted for the sale of 1,400,000 shares of common stock and 1,400,000 Warrants included in the Units and the application of the estimated net proceeds therefrom as described under 'Use of Proceeds.'

                                DIVIDEND POLICY

     Holders of the Company's Preferred Stock or Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefore. The Company has not in the past and does not currently anticipate the declaration or payment of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for the nine months ended September 30, 1995 and 1996 are derived from the unaudited financial statements of the Company, which include all adjustments which management of the Company considers necessary for a fair presentation of the data for such periods. The selected financial data set forth below for the years ended December 31, 1994 and 1995 are derived from the audited financial statements of the Company appearing elsewhere in the Prospectus. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. The data presented below should be read in conjunction with such financial statements, including the notes thereto, appearing elsewhere in this Prospectus. See 'Experts.'

                                                                               YEAR ENDED        NINE MONTHS ENDED
                                                                              DECEMBER 31,         SEPTEMBER 30,
                                                                            -----------------    -----------------
                                                                             1994      1995       1995      1996
                                                                            ------    -------    ------    -------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales................................................................   $3,575    $ 1,810    $1,558    $ 1,957
Cost of goods sold.......................................................    2,713      1,756     1,332      1,889
Gross profit.............................................................      862         54       226         68
Selling, general and administrative......................................      722        527       436        922
Research, engineering and development....................................      333        372       122        701
Operating loss...........................................................     (193)      (845)     (332)    (1,555)
Stock compensation and financing costs...................................       --      1,180        --      2,553
Loss before taxes........................................................     (193)    (2,025)     (332)    (4,108)
Provision for income taxes...............................................      (15)        --        --         --
Net loss(1)..............................................................   $ (178)   $(2,025)   $ (332)   $(4,108)
                                                                            ------    -------    ------    -------
                                                                            ------    -------    ------    -------
Net loss per share.......................................................   $ (.05)   $  (.61)   $ (.10)   $ (1.23)
Shares outstanding (2)...................................................    3,346      3,346     3,346      3,346
                                                                            ------    -------    ------    -------
                                                                            ------    -------    ------    -------

                                                                         YEAR ENDED                       AS ADJUSTED
                                                                        DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                                            1995            1996            1996(3)
                                                                        ------------    -------------    -------------
BALANCE SHEET DATA:
Working capital (deficit)............................................      $ (578)         $(1,469)         $ 4,443
Total assets.........................................................         722            1,467            5,869

Total liabilities....................................................       1,276            2,881            1,371
Stockholders' equity (deficit).......................................        (554)          (1,414)           4,498

------------------
(1) Net loss for the year ended 1995 and nine months ended September 30, 1996 include non-cash stock compensation expenses of $1,180,000 and $2,553,125, respectively.

(2) All shares, warrants and options issued or granted within the past twelve months from the most current period presented are considered to be outstanding for all periods presented.

(3) Adjusted for the sale of 1,400,000 Units at an assumed offering price of $5.10 per Unit and the application of the estimated net proceeds therefrom as described under 'Use of Proceeds.'

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as percentage of total revenue:

                                                                PERCENTAGE OF
                                                               TOTAL NET SALES
                                                                 YEARS ENDED         NINE MONTHS ENDED
                                                                DECEMBER 31,           SEPTEMBER 30,
                                                              -----------------      -----------------
                                                              1994        1995       1995        1996
                                                              -----      ------      -----      ------
Net sales..................................................   100.0%      100.0%     100.0%      100.0%
Cost of goods sold.........................................    75.9        97.0       85.5        96.5
Gross profit...............................................    24.1         3.0       14.5         3.5
Selling, general and administrative........................    20.2        29.1       28.0        47.1
Research, engineering and development......................     9.3        20.6        7.8        35.8
Total operating expenses...................................    29.5        49.7       35.8        82.9
Stock compensation and financing costs.....................      --        65.2         --       130.4
Loss before income taxes...................................    (5.4)     (111.9)     (21.3)     (209.8)
Provision (credit) for income taxes........................    (0.4)         --         --          --
Net loss...................................................    (5.0)%    (111.9)%    (21.3)%    (209.8)%

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,

1995

     Revenues for the first nine months of 1996 increased 26% compared to the first nine months of 1995. The Company's principal business strategy since 1995 has been devoted to the engineering production of the linear power amplifiers and Multicarrier Linear Power Amplifiers (MCLPA) prototypes for major international OEM manufactures. As a result, the production of commercial cellular amplifiers decreased significantly in 1995 replaced with minimal revenues relating to the MCLPA. During the first nine months of 1996, the Company's revenues relating to the MCLPA as compared to the same period in 1995 increased significantly as the MCLPA is further developed and nearing acceptance by OEM manufacturers. During the first nine months of 1996, approximately 30% of all product shipments were prototypes compared to about 7% for the same period in 1995.

     Cost of sales as a percentage of sales was 97% during the nine months ended September 30, 1996, compared to 86% during the same period for 1995. This increase can be attributed to the extensive engineering and direct labor costs associated with the production of MCLPA prototypes.

     Selling, general and administrative expenses increased in 1996 by $485,806 to $922,266 from $436,460 in 1995. Expressed as a percentage of sales, the selling, general and administrative expenses were 47% in 1996 and 28% in 1995. The principal factors contributing to the increase in selling, general and administrative expenses relate to consulting and professional fees in 1996 that did not exist in 1995 and increased rent expense due to the Company leasing a new larger facility. In addition, interest expense was higher in the third quarter of 1996 because of the outstanding bank debt and lease obligations.

     Research, engineering and development expenses increased to 36% of net sales in 1996 compared to 8% in 1995. For the first nine months of 1996, the principal activity of the business related to the design and production of product prototypes for OEM manufacturers. The research, engineering and development expenses consist principally of salary costs for engineers and the expenses of equipment purchased specifically for the design and testing of the prototype products.

     Stock compensation expense in 1996 of $2,553,125 relates mainly to the March and April 1996 issuance of stock and options at prices substantially lower than the contemplated initial public offering price.

     As a result of the foregoing, the Company incurred net losses of ($4,108,342) or ($1.23) per share for the nine months ended September 30, 1996 compared with net losses of ($332,364) or ($.10) per share for the same period in 1995.

1995 COMPARED WITH 1994

     In 1995 the Company began focusing its business on the MCLPA, a relatively recent outgrowth in the market place. Since 1989 the Company had concentrated in the commercial cellular amplifier business. The transition in the Company's focus from a supplier of single channel amplifiers to the design of MCLPA prototypes for large OEM wireless telecommunications manufacturers resulted in a decrease in revenues of $1,764,910, or 49%, to $1,810,222 in 1995 from $3,575,132 in 1994. Shipments of prototype products accounted for about 7% of all shipments in 1994 whereas in 1995 they accounted for 21%. During 1995 approximately 61% of net sales were to four customers and (AllenTelecom--18%, Kentrox Industries--17%, DSC Communications--15% and AT&T--11%) 30% of total sales were export sales.

     Cost of sales as a percentage of sales was 97% in 1995 compared to 76% in 1994. The increase is principally due to the change in the business. The Company's focus on the MCLPA has required a substantial amount of direct labor costs, principally engineering, to develop the MCLPA technology.

     Selling, general and administrative expenses decreased in 1995 by $194,843 to $527,150 from $721,993 in 1994. Expressed as a percentage of sales, the selling, general and administrative expenses were 29% in 1995 and 20% in 1994. Selling, general and administrative expenses decreased as a result of lower sales commissions, reduction in management bonuses and fewer staff. The percentage increase in 1995 is attributed to fixed costs, such as rent, etc., representing a higher portion of net sales.

     Research, engineering and development expenses as a percentage of net sales increased to 21% in 1995 compared to 9% in 1994. This increase reflects the changes in the business to design and production of prototypes for OEM manufacturers. The research and development expenses consist principally of salary costs for engineers and the expensing of equipment purchases acquired specifically for the design and testing of the prototype products.

     Stock compensation and financing costs of $1,180,000 in 1995 relates to the assignment of stock from the principal stockholder to a director and a law firm.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1996, the Company had a current ratio of 0.40 to 1. The bank line of credit outstanding totaled $210,000 in addition to stockholders loans of $350,000. The funds from the credit line and stockholder's loan have been used for working capital purposes. Additional loans totaling $925,000 were incurred during the first nine months of 1996 as a result of the Bridge Financings. The loans bear interest at 8% and are payable on the earlier of March 1997 or the completion of the contemplated initial public offering. The Company intends to use a portion of the proceeds from this Offering to repay all of the stockholder loans outstanding and the aggregate amount outstanding under the bank line of credit. See 'Use of Proceeds.'

     The Company has several lease obligations for certain research, engineering and development equipment used in the production processes requiring minimum monthly payments of $19,444 through 1999.

     The Company believes that the net proceeds of this Offering will permit it to repay the outstanding short-term debt, to continue to meet its working capital obligations and fund the further development of its business for the next 12 months. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate its research, engineering and development or manufacturing programs or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its technologies or potential products or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations.

     A substantial amount of the proceeds from this Offering will be used to purchase manufacturing and test equipment ($1,010,000) and research, engineering and development related expenditures ($550,000).

                                    BUSINESS

     Amplidyne designs, manufactures and sells ultra linear power amplifiers and related subsystems to the worldwide wireless, local loop and satellite uplink telecommunications market. These power amplifiers, which are a key component in cellular base stations, increase the power of radio frequency ('RF') and microwave signals with low distortion, enabling the user to significantly increase the quality and quantity of calls processed by new and existing cellular base stations. The Company's wireless telecommunications products consist of solid-state, RF and microwave, single and multicarrier power amplifiers that support a broad range of analog and digital transmission protocols including advanced mobile phone services ('AMPS'), code division multiple access ('CDMA'), time division multiple access ('TDMA'), total access communication systems ('TACS'), extended total access communication systems ('ETACS'), nordic mobile telephone ('NMT'), global system for mobile communications ('GSM') and digital communication service at 1800 MHz ('DCS-1800'). The products are marketed to the cellular, wireless local loop and personal communication systems ('PCS') segments of the wireless telecommunications industry. The PCS segment of the market is one of the fastest growing segments and the Company has devoted significant resources in 1996 to develop products for this market. The Company's largest wireless telecommunications customers are AT&T, DSC Communications, Samsung and Goldstar, each of which is an OEM.

     Amplidyne has several products with a patent application pending (for which a notice of allowance has been issued by the United States Patent and Trademark Office) for Pre-Distortion and Pre-Distortion Linearization which, the Company believes, is more effective in reducing distortion than other currently available technology. In addition to its presence in the wireless telecommunications industry, the Company designs and manufactures products for uplink satellite communications and for audio and TV transmission links. The Company also believes that its products have great potential opportunity for the wireless communication industry in developing countries.

     In addition to the Company's product line of single channel power amplifiers which are currently utilized by the wireless communications industry, the Company has developed a Multicarrier Linear Power Amplifier ('MCLPA'). MCLPA

combines the performance capabilities of up to 25 single carrier amplifiers into one unit, eliminating the need for numerous single carrier amplifiers and the corresponding unnecessary space occupied by the cavity filters encasing the amplifiers. Management believes that with its (i) proprietary technology (which effectively reduces distortion), (ii) technological expertise and (iii) established product line consisting of ultra linear single channel power amplifiers, the Company can achieve similar performance with its MCLPAs. The Company's linear power amplifiers and MCLPAs utilizes the Company's patent pending predistortion and proprietary feed forward technology which amplifies many channels with minimal distortion at the same time with one product.

     The Company intends to capitalize on its vast management experience developing power amplifiers for worldwide markets by introducing more sophisticated amplifiers for commercial applications. Amplidyne believes that its core technological expertise should continue to enhance its ability to introduce new products for the wireless telecommunications industry.

INDUSTRY BACKGROUND

     The market for wireless communication services has grown substantially during the past decade. Cellular service has been one of the fastest growing segments of the wireless telecommunications market. The worldwide wireless revolution exploded in 1994, adding 24 million new subscribers bringing the total global subscriber count in 1995 to approximately 55 million, a growth rate of more than 70%. However, this represents a worldwide penetration of only 1.35%. Industry officials project a worldwide market penetration of 8% going into the next century, a 50% compounded annual growth rate ('CAGR'). The growth in cellular communications has required, and will continue to require, substantial investment by cellular service providers in wireless infrastructure equipment. Moreover, management believes that intensified competition among cellular service providers is resulting in declining costs to end-users as well as new types of service offerings. This demand, coupled with unprecedented growth, will require new infrastructure equipment and technology that will allow better coverage for higher-density networks. Carriers also need to have the flexibility to place cell sites anywhere, provide speedier deployment without regard to frequency allocation or planning with lower installation, maintenance and operational costs. In order for carriers to meet their demands, new technologies and base station equipment must be deployed.

     The PCS market is also one of the fastest growing segments in the wireless telecommunications market. Recently major OEMs such as AT&T have announced digital PCS services nationwide; such service is expected to begin in early 1997. PCS service providers are attracting more subcribers than analysts had projected. The attraction to consumers is lower prices than cellular and as well as the fact that PCS phones use more powerful digital technology, which improves call quality compared with cellular service. This result is due to the fact that PCS transmits at a higher radio frequency. It is also easier to program PCS phones for advanced features (i.e., sending electronic mail and news headlines). Amplidyne has developed PCS linear amplifiers and PCS MCLPAs. Management believes that these products will produce significant sales for the Company during the next few years.

     A cellular system consists of a number of cell sites which are networked to form a cellular system operator's geographic coverage area. Each cell site has a base station which houses the equipment that transmits and receives telephone calls between the cellular subscriber within the cell and the switching office of the local wireline telephone system. Such base station equipment includes an antenna and a series of transceivers, power amplifiers and cavity filters. Large cell sites, which generally cover a geographic area of up to five miles in radius, are commonly referred to as 'macrocells.'

     Cellular system operators in densely populated areas are able to expand the capacity of their existing cellular systems by incorporating smaller cells, commonly referred to as 'microcells,' that divide macrocells into several smaller cell sites, typically one to three miles in radius. The base stations for microcells are substantially smaller physically than base stations for macrocells. Microcells require less expensive equipment at each base station, but require greater numbers of these smaller base stations to maintain service quality and system capacity.

     The ability of cellular system operators to increase system capacity through the use of microcells is largely dependent on their ability to broadcast multiple signals with acceptable levels of interference and distortion. In cellular systems, the amplifier is generally the greatest source of signal interference and distortion, particularly with multi carrier high power amplifiers. Consequently, obtaining amplifiers which can transmit and receive multiple signals with low distortion or interference from adjacent signals ('high spectral purity') is critical to a cellular system operator's ability to increase system capacity. Substantial resources and technical expertise are required to design and manufacture multi carrier power amplifiers with high spectral purity. To achieve high spectral purity, multi carrier amplifier systems must have high interference cancellation properties.

     In addition to cellular/PCS system operators' need for base station equipment, in many developing countries, where access to the public switch telephone network ('PSTN') by the general population is significantly less than in developed countries, the Company believes that wireless telecommunications systems are the most economic means to provide basic telephone service. The expense, difficulty and time requirements of building and maintaining a cellular or PCS network is generally less than the cost of building and maintaining a comparable wireline network. Thus, in many less developed countries, wireless service may provide the primary service platform for both mobile and fixed telecommunications applications. In a wireless local loop system, use is made of wireless radio systems instead of wireline networks to connect telephone subscribers to the PSTN. The Company believes that the potential opportunities for wireless communication services in countries without reliable or extensive wireline systems may be even greater than in countries with developed telecommunication systems.

     The Company's satellite amplifier products are used to amplify the signal which is being transmitted from the ground up to the satellite. The manufacturers of satellite communications equipment operate in commercial markets such as television broadcast services and commercial military communications. Amplidyne has also provided amplifiers for terrestrial radio systems which are used for television and audio signal transmission.

COMPANY STRATEGY

     Utilizing its proprietary, patent-pending technology and experience in interference cancellation, the Company is pursuing a strategy, focused on the need of cellular, wireless local loop and PCS system operators, to develop technologically advanced amplifier based products. The Company has recently developed products which address the technical issues faced by such system operators as a result of the rapid growth in wireless telephone use (cellular, PCS and wireless local loop) and the resulting need to increase systems capacity.

     Since early 1995 the Company has been involved in research, design and development of linear power amplifiers and MCLPAs for the wireless communications industry and most recently for the emerging PCS industry. The Company has a patent pending (for which a notice of allowance has been issued by the United States Patent and Trademark Office) on its predistortion technology which has enabled the Company to provide ultra linear amplifiers with its proprietary feed forward technology. Since early 1996 the Company has allocated substantial engineering resources to develop linear power amplifiers and MCLPAs for the emerging PCS market. The Company has focused on establishing working relationships with major OEMs to develop products for the PCS market, which is projected to show significant growth in 1997.

     Management believes that with its predistortion technology and the linearity capability of its core amplifier technology, the Company can achieve similar performance from a multicarrier amplifier which others achieve by using dual feed forward loops; this results in much higher component count within the amplifier unit and may result in poor reliability for such products, compared to predistortion based feed forward amplifiers which use fewer components and thereby have a high reliability.

     The Company's business strategy focuses primarily on the wireless communication market and consists of the following elements:

     Increase Penetration of Wireless Equipment Manufacturers. Since 1991, the Company has positioned itself as a supplier of amplifier products to large wireless telecommunications OEMs, such as AT&T, DSC Communications, Samsung and Goldstar. Amplidyne seeks to capitalize on its existing customer relationships and become a more significant source of its customers' amplifiers by working closelywith OEM customers to offer innovative solutions to technical requirements and problems. Based on the performance characteristics and functionality of its products, Amplidyne believes it will be able to more rapidly penetrate the infrastructure equipment market by initially focusing its marketing efforts on large OEMs rather than system operators.

     Develop Relationships with Emerging Wireless Equipment Manufacturers. The Company anticipates that emerging wireless equipment manufacturers will make an increasingly significant contribution to the growth of the wireless telecommunications industry particularly the PCS and cellular segments. Management believes that its linear power amplifiers and MCLPAs will assist these equipment manufacturers in providing high capacity, low distortion low cost per channel products and has already begun to sell amplifiers to several emerging wireless equipment manufacturers.

     Develop Products for Multiple Protocols. The Company intends to continue to invest resources in the research and development of new products for various protocols. For cellular systems, the Company currently supports the AMPS and TACS analog protocols, and the CDMA, TDMA, E-TACS, NMT and GSM digital protocols. For PCS systems, Amplidyne currently supports CDMA, TDMA, DCS-1800 and PCS-1900 digital protocols. Amplidyne is continuing to develop products that incorporate protocols which it believes will address the needs of established and emerging wireless systems. Management believes the development of products for multiple protocols will enable Amplidyne to benefit from the continuing growth of existing wireless systems and other emerging wireless telecommunications markets while reducing the risks associated with relying on the success of one or a limited number of existing or emerging industry protocols.

     Maintain a Technology Leadership Position. In management's belief the Company, with its innovative products, has been addressing the needs of its customers for products that solve significant technical problems. The Company believes its interference cancellation technologies are among the most advanced that are commercially available in the industry, both in performance and diversity of methodology. The Company utilizes proprietary and patent-pending predistortion technology and proprietary feed forward interference cancellation technology in its linear power amplifiers and MCLPAs to enable the user to significantly increase the quality and quantity of calls processed by new and existing cellular base stations. The Company intends to continue to invest substantial resources in research and development associated with its interference cancellation technologies. See 'Technology'. The Company has emphasized research and development on PCS products during 1996 which management believes will be a major growth area for the Company during 1997.

     Develop Innovative Proprietary Products. To date, the Company has focused its efforts in the development of amplifier products which are highly innovative and are not the standard 'commodity' type product. In addition, the Company believes that it has compiled an extensive design library in the solid-state, high power amplifier industry utilizing its proprietary and patent-pending technology and expertise in interference cancellation. The Company has developed and intends to continue to develop products which combine basic components in unique and high performance configuration to command higher prices in the wireless communications market. In addition, the Company also plans to adopt this expertise for new commercial market applications and product requirements and develop products for the emerging DCS-1800 and PCS-1900 markets. The Company has developed amplifier products during 1996 which can be used in PCS repeater subsystems. Management believes that this segment of the business will show substantial growth.

     Provide Support from Product Design through Installation and
Operation. The Company works with its customers throughout the design process to assist them in refining and developing their amplifier specifications. Once the specifications have been met and the product delivered, Amplidyne continues to provide technical support to facilitate system integration, start-up and continued operation. By providing customer support services from the product design phase through installation and operation, management believes it fosters increased levels of customer loyalty and satisfaction. In addition, through this process, the Company believes it will develop new product definitions and implementations to further enhance the strategic position of the Company in the wireless market.

     Maintain Control of the Manufacturing Process. As part of the transition to becoming a leading amplifier supplier to the wireless telecommunications market, Amplidyne is in the process of implementing in-house automated manufacturing in order to control its production schedule. In certain instances, Amplidyne has made the strategic decisions to select single or limited source suppliers in order to obtain lower pricing, receive more timely delivery and maintain quality control.

THE AMPLIDYNE ADVANTAGE

     The Company believes that its products, particularly the ultra linear power amplifiers and MCLPAs have several features which differentiate them from those of its competitors, such as:

     The Predistortion Solution. Utilizing its proprietary technology the Company can obtain significant distortion reduction in its core amplifiers. This enables the predistorted amplifier to have feed forward correction (which is described below, see 'Business--Technology') applied to it to achieve distortion cancellation. The Company believes that its competitors are only able to obtain this level of distortion cancellation by use of complex and component intensive 'Dual Feed Forward Loops' resulting in the use of more components within the amplifier unit. In general, the fewer components that an amplifier uses, the better its reliability.

     Superior Distortion and Spurious Cancellation Resulting in Ultra Linear High Power Amplifiers. The Company believes the use of MCLPAs is critical in the implementation of new cellular systems and upgrade of older analog systems. Cellular systems need to cover large areas with minimum hardware in order to minimize cost per subscriber. Reduction of the distortion and spurious signals from the amplifiers is a key enabling technology. Amplidyne has developed proprietary interference cancellation technology using multiple methods to achieve high suppression of spurious output and distortion typically associated with higher power amplifiers.

     By utilizing its proprietary and patent-pending predistortion technology and its proprietary feed forward technology, the MCLPAs amplification capacity of the Company's amplifiers are, in management's belief, among the best in the industry. Standard MCLPAs currently support 25 channels with approximately 25 watts composite power, resulting in approximate 1 watt per channel. The Company's MCLPAs support up to 25 channels at 4 watts per channel, an approximate 400% increase over industry standard MCLPAs.

     High Quality and Reliability. Amplidyne believes that it has consistently provided high quality, reliable products to its customers. The Company has many thousands of its amplifiers in the field. Management believes that its reputation for quality and reliability will enable Amplidyne to attract new customers and maintain existing customers for all its products.

     Linearity, Low Distortion and High Amplification. Wireless service providers' ability to manage scarce spectrum resources more effectively and accommodate a larger number of subscribers is largely dependent on their ability to broadcast signals with high linearity, which pertains to the ability of a component to amplify a wave form without altering its characteristics in undesirable ways. Linear amplifiers allow signals to be amplified without introducing spurious emissions that might interfere with adjacent channels. Higher linearity increases the capacity of cellular systems by enabling a more efficient use of digital transmission technologies, microcellular architectures and adaptive channel allocation. In current cellular systems, the power amplifier is generally the source of the greatest amount of signal distortion. Consequently, obtaining power amplifiers with high linearity and low distortion is critical to wireless service providers' ability to improve spectrum efficiency.

     The Company has several products with a patent pending (for which a notice of allowance has been issued by the United States Patent and Trademark Office) which it believes gives it a significant advantage over its competitors. These features for Pre-distortion and Pre-distortion Linearization designs significantly reduces distortion below that which is currently available in the marketplace.

     Multicarrier Designs. Multicarrier amplification, in which all channels are amplified together by a MCLPA, rather than each channel using a separate amplifier, allows for instantaneous electronic channel allocation. Functionally, it combines multiple single channel power amplifiers, typically 16, into a single unit, thereby eliminating the single channel power amplifiers and the corresponding tunable cavity filters. MCLPAs require significantly higher linearity compared to single channel designs.

     By virtue of the Company's high linearity products which incorporates pre-distortion and feed forward technology achieving, in management's belief, the lowest distortion in the industry, the MCLPA amplified signal remains within their prescribed band and spectrum with low interference of adjacent channels thus providing flexibility to accommodate any frequency plan. Management believes that its technology in MCLPAs will enable Amplidyne to attract new customers.

     Low Noise Amplifier. Since 1991, the Company has been manufacturing low noise amplifiers (LNA) which are used in the receiver section of the base station (digital and analogue). With this technology, the Company has the ability to offer 'booster amplifiers' to the wireless industry which incorporate LNAs, MCLPAs and receive/transmit filters. Management believes that there is a significant market for 'booster amplifiers' which it intends to pursue. The Company has recently received orders for small quantities of its low noise PCS products. Management believes that this line of products have tremendous growth potential.

     High Quality, Reliability and Customer Support. The Company believes that the power amplifier in cell sites historically has been the single most common point of equipment failure in wireless telecommunications networks. Increasingly reliable power amplifiers, therefore, will improve the level of service offered by wireless service providers, while reducing their operating costs. In addition, MCLPAs eliminate the need for high-maintenance, tunable cavity filters which should further reduce costs.

     The Company works closely with its customers throughout the design process in refining and developing their amplifier specifications. The Company uses the latest equipment and computer aided design and modeling, solid state device physics, advanced digital signal processing ('DSP') and digital control systems, in the development of its products in their specialized engineering and research departments. The integration of the Company's design and production is a factor in the Company's ability to provide its customers with high reliability, low distortion and low maintenance amplifiers.

TECHNOLOGY

     Wireless Transmit Technology. A typical cellular communications system comprises a geographic region containing a number of cells, each with a base station, which are networked to form a cellular service provider's coverage area. Each base station or cell site houses the equipment that transmits and receives telephone calls to and from the cellular subscriber within the cell and the switching office of the local wireline telephone system. Such equipment includes a series of transceivers, power amplifiers, tunable cavity filters and an antenna. In a single channel system, each channel requires a separate transceiver, power amplifier and tunable cavity filter. The power amplifier within the base station receives a relatively weak signal from the transceiver and significantly boosts the power of the outgoing wireless signal so that it can be broadcast throughout the cell. The radio power levels necessary to transmit the signal over the required range must be achieved without distorting the modulation characteristics of the signal. The signal must also be amplified with linearity in order to remain in the assigned channel with low distortion or interference with adjacent channels.

     Because cellular operators are allocated a small RF spectrum and certain channels, it is necessary to make efficient use of the spectrum to enable optimum system capacity. By amplifying all channels with minimum distortion at the same time, rather than inefficient use of single channel amplification, one obtains better system capacity. A MCLPA combines the performance capabilities of up to 25 single carrier amplifiers into one unit, eliminating the need for numerous single carrier amplifiers and their corresponding tunable cavity filters. These MCLPAs require less space than multiple single channel amplifiers and their corresponding tunable cavity filters which reduce the size and cost of a base station. See Figure 1 below.

                                    Figure 1

     MCLPAs create distortion products which can cause adjacent channel interference. The minimization of these distortion products requires sophisticated technology. This is accomplished through interference cancellation techniques such as 'predistortion' and 'feed forward' accompanied by highly advanced control and processing technology. The Company has developed certain proprietary technology and methods to achieve minimal distortion in its amplifiers, technically called predistortion and feed forward correction. The Company uses three distinct technologies (A) Linear class A and AB amplifiers,
(B) Predistorted class A and AB amplifiers and (C) Predistortion feed forward amplifiers. The Company's proprietary leading edge products contain patent pending predistortion and proprietary feed forward technology combined in a proprietary automatic correction technique.

     All amplifiers create distortion when they are run at a high power level. For example, Figure 2 below shows two calls being processed through a linear class A/AB amplifier. In an ideal case the output of the amplifier would faithfully reproduce the input signal without any distortion.

                                    Figure 2

     In real life, however, distortion characteristics are produced. See Figure 3 below.

                                    Figure 3

     These distortion products can cause interference with another caller's channel which in turn produces poor call quality. By using a simple, patent pending technology, Amplidyne recreates the distortion for the amplifier in such a manner to cancel the interference signals. See Figure 4 below.

                                    Figure 4

     Amplidyne believes that this cancellation technique is superior to any other predistortion technology available at present. See Figure 5. Feed forward cancellation involves taking the distortion created by the amplifier and processing it in such a way that when it is added back into the amplifier having been pre-distorted and combined with the feed forward technology, distortion cancellation occurs. The Company believes that its patent pending technology has the most unique and potent technology for distortion cancellation. Furthermore,

Amplidyne has selected linear class AB technology for its base amplifier which it believes also has superior distortion characteristics compared to other competitors because it is easier to pre-distort. Thus the three key ingredients
(a) Linear class A and AB amplifiers, (b) Predistortion technology and (c) Feed forward technology enables Amplidyne to produce MCLPAs with what it believes to be the best distortion cancellation available on the market. See Figure 6 below.

                                    Figure 5

                                    Figure 6

     Analog v. Digital Technology. Cellular system operators are increasing their system capacity by transitioning from analog to digital technology. Cellular systems based on analog technology are capable of carrying only one call per channel. Current analog standards and formats include AMPS and TACS. Digital systems allow a given channel of spectrum to carry multiple calls simultaneously thereby increasing system capacity. Conversion to digital transmission is expected to allow three to eight times as many voice conversations to occupy the same frequency bands. Current digital standards and formats include TDMA and CDMA in North

America and GSM and DCS-1800 in Europe. An additional cellular system operating in the specialized mobile radio ('SMR') spectrum is in the early stages of deployment in the United States. This system uses digital techniques that include Frequency Hopping Multiple Access ('FHMA').

     Wireless Receive Technology. The receiving section of a cellular base station frequently uses two antennas for efficient spectrum usage. The deployment of complex circuitry and techniques, including the use of GaAsFET (Gallium Arsenide Field Effect Transistors) enhances the systems performance, enabling the weak 'noisy' signal to be amplified with a significant reduction in the level of noise. Amplidyne has been manufacturing low noise amplifiers since 1991, with thousands currently in service.

MARKETS

     The market for wireless communications services has grown substantially during the past decade as cellular wireless local loop, SMR and other new and emerging applications (such as PCS) have become increasingly accessible and affordable to growing numbers of consumers. The growth of these markets has increased the demand for the Company's products, although the Company cannot predict trends in these markets.

     Cellular Market. The market for cellular communications is currently the largest of the wireless services. See 'Industry Background.' Cellular system operators have expanded the capacity of their existing cellular systems by splitting macrocells into smaller microcells. The Company believes that the relatively small size, high power and performance characteristics of its microcell MCLPAs will be particularly attractive to companies like AT&T, DSC

Communications, Samsung, Goldstar as well as emerging wireless telecommunications infrastructure equipment providers when providing infrastructure equipment for such new cell sites.

     Wireless Local Loop and SMR Markets. Wireless local loop systems are increasingly being adopted in developing markets to more quickly implement telephone communication services. In certain developing countries, such as Indonesia and Brazil, wireless local loop systems provide an attractive alternative to copper and fiber optic cable based systems, with the potential to be implemented more quickly and at lower cost than wireline telephone systems. The Company designs, manufactures and markets MCLPAs for infrastructure equipment systems in the wireless local loop market.

     SMR, like cellular communications, is a two-way service for both speech and data. SMR originally was designed as a private network for closed groups communicating between a base station and a large number of users, mainly for dispatching taxis, delivery and public safety vehicles. SMR system operators are subject to certain limitations which make the use of SMR frequencies more appropriate for short dispatch messages. The success of SMR as a new type of wireless service will depend in part on whether infrastructure manufacturers and service providers can reduce costs so as to gain greater market penetration than cellular service providers.

     Custom Communications and Other Markets. The custom communications market consists of small niche segments within the larger communications market: long-haul radio communications, land mobile communications, surveillance communications, ground-to-air communications, microwave communications, broadband communications and telemetry tracking. The Company sells custom amplifiers and related products to these segments. See 'Customers, Sales and Marketing.'

     PCS and Other Potential Markets. The Company believes that new types of wireless systems will be introduced in the near future. For example, in 1994 and 1995, the FCC auctioned RF spectrum in the 1.85 to 1.99 gigahertz range for the provision of PCS. The Company has recently obtained purchase orders for PCS products indicating rapid growth in this area. Like SMR, the success of PCS will depend in part on whether manufacturers and service providers can reduce system manufacturing and service costs sufficiently. The Company believes that cellular, SMR and PCS will share future markets with PCS capturing the most significant portion of this market. See 'Business--Industry Background.' The Company is currently developing products for the PCS market, has shipped prototype products for the PCS market and has recently received purchase orders for PCS linear power amplifiers.

PRODUCTS

     The Company designs and sells multicarrier transmit amplifiers and low noise receive amplifiers for the cellular communications market, as well as the PCS, wireless local loop and special mobile radio (SMR) segments of the wireless communications industry. The Company also provides a large number of catalog and custom amplifiers to OEMs and to other customers in the communications market in general.

     o Multicarrier Linear Power Amplifiers (MCLPAs). When a cellular or PCS user places a call, the call is processed through a base station, amplified, and then transmitted on to the person receiving the call. Therefore, all base stations require amplifiers (MCLPAs) whether they are being used for cellular, PCS or local loop applications. Amplidyne manufactures these amplifiers. The objective is to provide a quality product at a good price and to have exemplary reliability. Management believes that Amplidyne's products with its patent pending predistortion technology (for which a notice of allowance has been issued by the United States Patent and Trademark Office), core linear amplifier technology and proprietary feed forward technology achieve all of the above mentioned objectives. Amplidyne's MCLPAs are a unique line of ultra linear devices which utilize a proprietary predistortion and phase locked feed forward architecture. MCLPAs typically amplify up to 25 carriers at 4 watts of output power.

                AMPLIDYNE'S MULTICARRIER LINEAR POWER AMPLIFIER

                                [PICTURE No. 1]

     The following table provides certain information regarding the Company's MCLPAs. The key item in this table is the IMD specification, which management believes is among the best available in the industry.

                       AMPLIDYNE'S MCLPA PRODUCT SUMMARY

                                                                                        OUTPUT
MODEL NO.                                                                               POWER
PRODUCT                                                      FREQUENCY     STANDARD     WATTS     IMD (DBC)*
----------------------------------------------------------   ---------    ----------    ------    ----------
AMP461/466-N-100..........................................   463-467.5     NMT-450        100         -70
AMP651/866-SE-100.........................................     851-866      SETACS        100         -70
AMP869-896-100............................................     869-894    AMPS/CDMA       100         -70
                                                                          CDPD, TDMA
AMP917/950-E-100..........................................     917-960    ETACS/CDMA      100         -70
AMP1819-D-100.............................................   1805-1880     DCS-1800       100         -70
AMP1990-P-100.............................................   1930-1990     PCS-1900       100         -70
AMP1855-K-100.............................................   1840-1870     PCS-CDMA       100         -70

------------------
* Carrier to Intermodulation Distortion Radio (the industry's standard measure) and spurious emissions.

o High Power Linear Amplifiers. Amplidyne's product line of linear amplifiers have a high third order intercept point which translates to better call quality. These high power amplifiers are supplied as modules or plug in enclosures. The communication bands available are NMT-450, AMPS, TACS, ETACS and PCS. The output power ranges from 1 to 200 Watts. These amplifiers can be used in instances where service providers only need a single transmit channel.

                                [PICTURE No. 2]

     The following table lists the Company's high power linear amplifiers:

MODEL NO.                                            FREQUENCY MHZ     STANDARD     POWER WATTS    IMD (DBC)
--------------------------------------------------   -------------    ----------    -----------    ----------
AMP0861-50........................................       869-894         CDMA            25            -50
                                                                      AMPS/TDMA          50            -40
                                                                       AMP/CDPD          65            -25

AMP0935-16........................................       925-960         GSM             65            -25
AMP0933-50........................................       917-960        ETACS            65            -25
AMP0450-25........................................       463-468       NMT-450           50            -40
AMP1855-25........................................     1840-1870       DCS-1800          30            -30
AMP1990-25........................................     1930-1990       PCS-1900          30            -30
                                                                         TDMA            50            -40
                                                                         CDMA            25            -40

o Local Loop and Mini Cell Amplifiers. Local loop and mini cell amplifiers are designed with a proprietary circuit to achieve a high IMD specification, which translates to better call quality through the mini cell. These amplifiers can be supplied by the Company as modules or in a rack configuration.

                                [PICTURE No. 3]

o Low Noise Amplifier, Cellular, PCN, PCS, GSM. Amplidyne's low noise amplifiers are manufactured with a mix of silicon and GaAsFET devices. These amplifiers offer the user the lowest noise and the highest intercept point, while maintaining good efficiency. Received calls at a base station are low in level due to the fact that hand held cellular phones typically operate at half a watt power level. This weak signal has to be amplified clearly which is done by using Amplidyne's low noise amplifier. All amplifiers undergo 72 hour burn-in period to ensure reliable filed operation.

o Communication Amplifiers. These amplifiers are designed for cellular and PCN/PCS applications and use GaAs or Silicon Bipolar FET devices. Management believes that this product provides the industry's best performance per dollar. The transmit amplifiers are optimized for low distortion products. Custom configurations are available for all communication amplifiers. This line of products is aimed at the single channel base station users employing the digital cellular standards (CDMA and TDMA). Management believes by marketing this product in this format a distinct, large market can be addressed by these products.

o Receive Multi-Coupler Amplifiers. Amplidyne supplies dual receiver multi-carriers for cellular and PCS bands. Management believes that this product line offers high performance and reliability. Receive multi-coupler amplifiers consist of low noise amplifiers, as described above, filters and other components used as a receiving subsystem within the base station. Management believes by offering this product line, Amplidyne has more value added to its low noise amplifiers and at the same time can satisfy the requirements of its customers.

     The Company has used its technological expertise to improve the linearity of its amplifiers by introducing pre-distortion and compensation techniques. Several of the Company's single-channel amplifiers include linearity correction and compensation networks. These techniques are combined with automatic error correction circuits to enhance the linearity and performance of the Company's feed-forward amplifiers. Amplidyne has also used its technological expertise to design and manufacture new products, such as the first 200 watt average power multi-channel pre-distortion amplifier, and a PCS single-channel CDMA amplifier being used in an overseas CDMA base station evaluation.

     The Company's wireless telecommunications amplifiers can be configured as modules, separate plug-in amplifier units or integrated subsystems. The Company's products are integrated into systems by OEM customers, and therefore must be engineered to be compatible with industry standards and with certain customer specifications, such as frequency, power, linearity and built-in test
(BIT) for automatic fault diagnostics. The Company intends to utilize a portion of the net proceeds of this Offering ($410,000) for the purchase of test equipment which enables the Company to adjust its products in order to meet customer specifications. See 'Use of Proceeds.'

PRODUCT WARRANTY

     The Company warrants new products against defects in materials and workmanship for a period of one (1) year from the date of shipment. To date, the Company has not experienced a material line of warranty claims.

BACKLOG

     As of December 31, 1994 and 1995 the Company has a backlog of $1.1 million and $3.5 million, respectively. As of October 31, 1996, the Company had a multi-year delivery backlog of approximately $103,000,000. It is anticipated that this backlog and any orders received by December 31, 1996 will be filled with continuing production during fiscal years 1997-1999. The Company cannot predict whether or not all of such backlog will be delivered inasmuch as purchase orders are subject to changes and/or cancellation particularly since the wireless communications industry is extremely characterized by rapid technological change, new product development, product obsolescence and evolving industry standards. In addition, as technology changes, corporations are frequently requested to update and provide new prototypes in accordance with new specifications if products become obsolete or inferior. 'See Risk Factors--Rapid Technological Change and Intense Competition.'

CUSTOMERS, SALES & MARKETING

     Customers. The Company markets its products worldwide generally to wireless communications manufacturers (OEMs) and communications system operators. The table below indicates net revenues derived from customers in the Company's markets since 1994.

                       NET REVENUES BY MARKET CATEGORIES
                                 (IN THOUSANDS)

                                                                                                    NINE MONTHS
                                                                                  YEAR ENDED           ENDED
                                                                                 DECEMBER 31,      SEPTEMBER 30,

                                                                                ---------------   ---------------
MARKETS                                                                          1994     1995     1995     1996
-----------------------------------------------------------------------------   ------   ------   ------   ------
Cellular Analog..............................................................   $2,780   $  308   $  340   $   74
Cellular Digital.............................................................      143      591      401      452
Wireless Telephony...........................................................      187      435      401      707
Satellite Communications, Custom and other Products..........................      465      476      416      145
Digital PCS Products.........................................................       --       --       --      579
                                                                                ------   ------   ------   ------
     Total...................................................................   $3,575   $1,810   $1,558   $1,957

     Historically, the Company has derived a substantial percentage of its net revenues from single customers during certain fiscal periods and until fiscal 1994 the Company derived substantially all of its net revenues from cellular analog products. However, since 1995 the Company has focused primarily on digital cellular and wireless telephony and therefore the sales in those areas have substantially increased. The Company expects that for future sales the Company will have substantial market share in the cellular digital, wireless telephony and digital PCS products.

o Cellular Analog and Digital. Since 1989 the Company has been working closely with AT&T Bell Labs to develop products for analog base stations primarily in the AMPS Band. These products consist primarily of high linearity pre-amp amplifiers and low noise amplifiers for the receive section of the base station. In subsequent years the Company shipped thousands of the amplifiers to its OEM customers. However, with the transition of digital technology the sales of the products decreased substantially in 1995 and the Company concentrated its efforts in developing MCLPAs. In February 1995 the Company received prototype orders for its wireless MCLPAs. Sales to the analog and digital cellular industry have decreased from 82% in 1994 to approximately 50% of total sales in 1995. For the first nine months of 1996 sales in this area are approximately 27% of total revenues.

o Wireless Telephony. As a result of the shift in the Company's research, engineering and development and marketing efforts, sales to the wireless telephone segments of the wireless communications industry have increased from approximately 5% of total revenues for fiscal year end 1994 to 36% of total revenue for the nine months ended September 30, 1996.

o Digital PCS. The Company has shipped prototype amplifiers to its OEM customers as of April 1996 accounting for 30% of sales in the period ended September 1996 and recently received purchase orders for its PCS products. Management expects this sector of the market to show substantial growth during fiscal 1997. The Company believes it is one of the pioneers for low noise, and single channel high power MCLPAs for the worldwide OEM and system operators.


o International Sales. Sales of wireless products outside the United States (primarily to Western Europe and the Far East) represented approximately 8%, 30% and 72% of net sales during fiscal 1994, fiscal 1995 and the nine month period ended September 30, 1996, respectively. The Company believes that cellular, PCS and wireless telephony growth worldwide is going to far exceed growth rate experienced in the U.S. The Company is positioning itself with strategic alliances with key OEM's overseas to be a prime source of base station, low noise and multi carrier power amplifiers.

o Sales and Marketing. The Company's executive officers are involved in all aspects of the Company's relationships with its major OEM and system operator customers. The Company employs a direct sales approach focused on providing its wireless industry customers with unique solutions to satisfy their transmit and receive amplification needs. Sales of the Company's products to OEM and system operators requires close technical liaison with customer engineers and purchasing managers. The Company has entered into technical sales representative agreements for the territories of Maryland, Virginia, Pennsylvania, Washington, D.C., Delaware, New Jersey, Korea, England and parts of Western Europe. By having sales representatives in selected areas the Company can better serve its key customers in these areas and continue to have good relationships with them by providing technical support as well as strong individual based customer service.

     The Company intends to utilize a portion of the net proceeds of this Offering ($410,000) for the purchase of test equipment which enables the Company to adjust its products in order to meet customer specifications. See 'Use of Proceeds.'

COMPETITION

     The ability of the Company to compete successfully and sustain profitability depends in part upon the rate of which OEM customers incorporate the Company's products into their systems. The Company believes that a substantial majority of the present worldwide production of power amplifiers is captive within the manufacturing operations of a small number of wireless telecommunications OEMs and offered for sale as part of their wireless telecommunications systems. The Company's future success is dependent upon the extent to which these OEMs elect to purchase from outside sources rather than manufacture their own amplification products. There can be no assurance that OEM customers will incorporate the Company's products into their systems or that in general OEM customers will continue to rely, or expand their reliance, on external sources of supply for their power amplification products. Since each OEM product involves a separate proposal by the amplifier supplier, there can be no assurance that the Company's current OEM customers will not rely upon internal production capabilities or a non-captive competitor for future amplifier product needs. The Company's OEM customers continuously evaluate whether to manufacture their own amplification products or purchase them from outside sources. These OEM customers are large manufacturers of wireless telecommunications equipment who could elect to enter the non-captive market and compete directly with the Company. Such increased competition could materially adversely affect the Company's business, financial condition and results of operations. See 'Risk Factors-- Rapid Technological Change and Intense Competition.'


     Certain of the Company's competitors have substantially greater technical, financial, sales and marketing, distribution and other resources than the Company and have greater name recognition and market acceptance of their products and technologies. In addition, certain of these competitors are already established in the wireless amplification market, but the Company believes it can compete with them effectively. No assurance can be given that the Company's competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features. To the extent that OEMs increase their reliance on external sources for their power amplification needs more competitors could be attracted to the market.

     The Company expects its competitors to offer new and existing products at prices necessary to gain or retain market share. The Company expects to experience significant price competition, which could have a materially adverse effect on gross margins. Certain of the Company's competitors have substantial financial resources which may enable them to withstand sustained price competition or downturns in the power amplification market. Currently, the Company competes primarily with non-captive suppliers of power amplification products. The Company believes that its competition, and ultimately the success of the Company, will be based primarily upon service, pricing, reputation and the ability to meet the delivery schedules of its customers.

     There is no present potential that the Company may acquire or merge with a business or company in which the Company's mangement or their affiliates or associates directly or indirectly have an ownership interest. If such potential arises, transactions between the Company and such persons will be on terms no less favorable to the Company than can be obtained from unaffiliated parties. Any such transactions will be subject to the approval of a majority of the disinterested members of the Board of Directors. Management is not aware of any circumstances under which this policy may be changed.

MANUFACTURING

     The Company assembles, tests, packages, and ships its products at its manufacturing facilities located in Somerset, New Jersey. This facility includes a separate assembly and test facility for various custom products.

     Manufacturing Process. The Company's manufacturing process consists of purchasing components, assembling and testing components and subassemblies, integrating the subassemblies into a final product and testing the product. The Company's amplifiers consist of a variety of subassemblies and components designed or specified by the Company including housings, harnesses, cables, packaged RF power transistors, integrated circuits and printed circuit boards. Most of these components are manufactured by others and are shipped to the Company for final assembly. Each of the Company's products receives extensive in process and final quality inspections and tests.


     The Company's devices, components and other electrical and mechanical subcomponents are generally purchased from multiple suppliers. The Company does not have any written agreement with any of its suppliers. The Company has followed a general policy of multiple sourcing for most of its suppliers in order to assure a continuous flow of such supplies. However, the Company does purchase certain transistors produced by a single manufacturer because of the high quality of its components. The Company believes it is unlikely that such transistors would become unavailable, however, if that were to occur, there are multiple manufacturers of generally comparable transistors. The Company would require a period of time to 'return' its products to function properly with the replacement transistors. The Company believes that the distributors of such transistors maintain adequate inventory levels, which would mitigate any adverse effect on the Company's production in the event unavailability or shortage of such transistors. If for any reason the Company could not obtain comparable replacement transistors or could not return its products to operate with the replacement transistors, the Company's business, financial condition and results of operations could be adversely affected.

     The Company currently utilizes discrete circuit technology on printed circuit boards which are designed by the Company and provided by suppliers to the Company's specifications. All transistors and other semiconductor devices are purchased in sealed packages ready for assembly and testing. Other components such as resistors, capacitors, connectors or mechanical supported subassemblies are also manufactured by others. Components are ordered from suppliers under master purchase orders with deliveries timed to meet the Company's production schedules. As a result, the Company maintains a low inventory of components, which could result in delay in production in the event of delays in such deliveries.

     The Company is in the process of integrating automated equipment to place surface mount components on printed circuit boards.

     Microwave Integrated Circuit Manufacturing Facility. The Company is planning to install a facility to support assembly and testing of custom RF and microwave amplifiers and other passive components for which miniaturization is particularly important. Handling of all components, assembly and testing is undertaken in environmentally controlled surroundings. The Company believes that this approach may be used as a core technology for PCS products in the future and the Company may use its capability and technology in conceptualization and implementation of PCS amplifiers and related products. However, the Company to date has not manufactured PCS products utilizing the approach and no assurance can be made that the Company will be able to make such products utilizing the approach. There currently are adequate and readily available sources for all components used in the Company's custom products.

     In connection with the Company's transition to an automated manufacturing process, the Company intends to introduce computerized surface-mount machinery and related process equipment to support automated assemblies. The Company anticipates the transition to commence in the second quarter of 1997. See 'Risk Factors--Need to Implement Automated Manufacturing Processes; Dependence on Contract Manufacturers; Limited Number of Suppliers.'

     The Company intends to utilize a portion of the net proceeds of this Offering ($600,000) for the purchase of manufacturing equipment necessary to manufacture the Company's products and mechanically assemble components of the Company's products. See 'Use of Proceeds.'

RESEARCH, ENGINEERING AND DEVELOPMENT

     The Company's research, engineering and development efforts are focused on the design of amplifiers for new protocols, the improvement of existing product performance, cost reductions and improvements in the manufacturability of existing products.

     The Company has historically devoted a significant portion of its resources to research, engineering and development programs and expects to continue to allocate significant resources to these efforts. The Company's research, engineering and development expenses in fiscal 1994 and 1995 were approximately $330,000 and $370,000, respectively, and represented approximately 9% and 21%, respectively, of net revenues. The Company's research, engineering and development expenses for the nine months ended September 30, 1996 were approximately $701,000 representing 36% of net revenues. These efforts were primarily dedicated to the development of the linear feed forward, high power, low distortion amplifiers, resulting in the Company's models for AMPS, TACS, NMT-450 and PCS-1900. The Company intends to utilize a portion of the net proceeds of this Offering ($550,000) for research, engineering and development to further develop the Company's products and to develop the Company's next generation of products. See 'Use of Proceeds.'

     The Company uses the latest equipment and computer aided design and modeling, solid state device physics, advanced digital signal processing ('DSP') and digital control systems, in the development of its products in the specialized engineering and research departments.

     The Company uses a CAD environment employing networked work stations to model and test new circuits. This design environment, together with the Company's experience in interference cancellation technology and modular product architecture, allows the Company to rapidly define, develop and deliver new and enhanced products and subsystems sought by its customers.

     The markets in which the Company and OEM customers compete are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. See 'Risk Factors--Rapid Technological Change and Intense Competition.'

PATENTS PENDING, PROPRIETARY TECHNOLOGY AND OTHER INTELLECTUAL PROPERTY

     The Company's ability to compete successfully and achieve future revenue growth will depend, in part, on its ability to protect its proprietary technology and operate without infringing the rights of others. The Company has a policy of seeking patents, when appropriate, on inventions resulting from its ongoing research and development and manufacturing activities.

     Presently, the Company has a patent application pending (No. 08/508,163) (for which a notice of allowance has been issued by the United States Patent and Trademark Office) with respect to its Pre-Distortion and Pre-Distortion Linearization technology which, the Company believes, is more effective in reducing distortion then other currently available technology. There can be no assurance that the Company's pending patent application will be allowed or issued or that issued or pending patents will not be challenged or circumvented by competitors.

     Notwithstanding the Company's active pursuit of patent protection, the Company believes that the success of its amplifier business depends more on its specifications, CAE/CAD design and modeling tools, technical processes and employee expertise than on patent protection. The Company generally enters into confidentiality and non-disclosure agreements with its employees and limits access to and distribution of its proprietary technology. The Company may in the future be notified that it is infringing certain patent and/or other intellectual property rights of others. Although there are no such pending lawsuits against the Company or unresolved notices that the Company is infringing intellectual property rights of others, there can be no assurance that litigation or infringement claims will not occur in the future. See 'Risk Factors--Proprietary Technology; Risk of Third Party Claims of Infringement.'

GOVERNMENTAL REGULATIONS

     The Company's customers must obtain regulatory approval to operate their base stations. The United States Federal Communications Commission ('FCC') recently adopted new regulations that impose more stringent RF and microwave emissions standards on the telecommunications industry. There can be no assurance that the Company's customers will comply with such regulations which could materially adversely affect the Company's business, financial condition and results of operations. The Company manufactures its products according to specifications provided by its customers, which specifications are given to comply with applicable regulations. The Company does not believe that costs involved with manufacturing to meet specifications will have a material impact on its operations. There can be no assurances that the adoption of future regulations would not have a material adverse affect on the Company's business.

EMPLOYEES

     As of September 30, 1996, the Company had a total of 46 employees, including 26 in operations, 14 in engineering, 2 in sales and marketing, 2 in quality assurance and 2 in administration. The Company believes its future performance will depend in large part on its ability to attract and retain highly skilled employees. None of the Company's employees is represented by a labor union and the Company has not experienced any work stoppages. The Company considers its employee relations to be good.

FACILITIES


     The Company leases (from an unaffiliated party) approximately 21,000 square feet at 144 Belmont Drive, Somerset, New Jersey 08873 which serves as the Company's executive offices and manufacturing facility. The lease term commenced on May l, 1996 and expires on April 30, 1999. The annual rental is $168,000. The Company has the option to extend the term of the lease for a three (3) year period so long as it exercises the option for the entire building (36,405 square feet) less space leased to third parties. Management believes that such lease contains fair and reasonable terms.

     The Company leases (from an unaffiliated party) approximately 6,000 square feet at Building 7, Unit 9, Ilene Court, Belle Mead, New Jersey 08502 which until April 1996 served as the Company's executive offices and now are utilized as its mechanical operations. The lease term expires on October 31, 1997. The annual rental increases to a maximum of $40,500. Total rental expenses for the years ended December 31, 1994 and 1995 were $34,295 and $37,000, respectively. Management believes that such lease contains fair and reasonable terms.

ENVIRONMENTAL REGULATIONS

     The Company is subject to Federal, state and local governmental regulations relating to the storage, discharge, handling, emissions, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the Company's products. The Company believes that it is currently in compliance in all material respects with such regulations. Failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its manufacturing process, cessation of operations or other actions which could materially and adversely affect the Company's business, financial condition and results of operations.

LEGAL PROCEEDINGS

     The Company is not a party to any material litigation or governmental proceeding that management believes would result in judgments or fines that would have a material adverse effect on the Company.

                                   MANAGEMENT

     The following persons are the directors and the executive officers of the Company. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Officers are elected annually by the Board of Directors to serve at the pleasure of the Board.

NAME                                               AGE   POSITION
------------------------------------------------   ---   ------------------------------------------------
Devendar S. Bains*..............................   45    Chairman of the Board, President, Chief
                                                           Executive Officer, Treasurer and Director
Tarlochan Bains*................................   47    Vice President-Sales & Marketing and Director
Nirmal Bains....................................   39    Secretary
Robert S. Benou*................................   60    Director
William A. Suter................................   45    RF Design Manager
Harris Freedman.................................   61    Vice President--Strategic Alliances
Sharon Will.....................................   36    Vice President--Corporate Communications and
                                                           Investor Relations

------------------
* Member of the Compensation Committee and Audit Committee.

     Devendar S. Bains has been Chairman of the Board, President, Chief Executive Officer, Treasurer and a director of the Company since its inception in 1988. From 1983 to 1988 Mr. Bains was Group Project Leader of Amplifier division of Microwave Semiconductor Corporation. Previously, Mr. Bains was employed at G.E.C. in Coventry, England. Mr. Bains received a Bachelor's Degree in Electronic Engineering from Sheffield University, England, and a Masters Degree from the University of Leeds and Sheffield, England. Mr. Bains is the brother of Tarlochan Bains and the husband of Nirmal Bains.

     Tarlochan Bains has been Vice President of Sales and Marketing since 1991. Previously, Mr. Bains was Technical Manager at Land Rover in Solihull, England. He has a Masters Degree in Mechanical Engineering from Hatfield Polytechnic, England. Mr. Bains is the brother of Devendar S. Bains and the brother-in-law of Nirmal Bains.

     Nirmal Bains has been Secretary of the Company since 1989. She has a degree in Computer Programming from Cittone Institute in New Jersey. Mrs. Bains is the wife of Devendar S. Bains and the sister-in-law of Tarlochan Bains.

     Robert S. Benou has been a Director of the Company since December 1995. Since 1968 Mr. Benou has been the Chairman of the Board, President and Chief Executive Officer of Conolog Corporation, a publicly traded company on Nasdaq. Conolog is engaged in the design, manufacture and distribution of electronic and electromagnetic components and subassemblies for use in telephones, radio and microwave transmission and reception and communication. Mr. Benou is a graduate of Victoria College and has a Bachelor of Science from Kingston College, England and a Bachelor of Science in Electronic Engineering from Newark College of Engineering.

     William A. Suter is the RF Design Manager of the Company responsible for the design and development of the Company's products. Previously he was Senior Design Engineer for Amplifonix, Inc. from August 1993 to November 1995, Plessey SA from November 1989 to June 1993, BH Electronics from February 1989 to October 1989, and Communication Techniques, Inc. from February 1986 to February 1987. Mr. Suter has published various articles on amplification methods and technology in several industry publications. Mr. Suter has a Bachelors of Science in Electronic Engineering from the University of Cape Town, South Africa.

     Harris Freedman has served as Vice President--Strategic Alliances of the Company since July 1996. Since August 1994 he has been Vice President of Hemispherx Biopharma, Inc., a publicly traded company listed on Nasdaq. He is the Secretary of SMACS Holdings Corp. a private company which provides strategic-alliance services to emerging technology companies in the private and public markets. His business experience has encompassed developing significant business contacts and acting as an officer of several companies in the pharmaceutical, health care and entertainment fields. Mr. Freedman was Vice President of U.S. Alcohol Testing of America, Inc., from August 1990 to February 1991. Additionally, he was Vice President--East Coast Marketing for MusicSource U.S.A., Inc from October 1992 to January 1994. Mr. Freedman attended New York University from 1951 to 1954.

     Sharon Will has been Vice President--Corporate Communications and Investor Relations of the Company since July 1996. Since November 1994 she has been Vice President of Hemispherx Biopharma, Inc., a publicly traded company listed on Nasdaq. She was a registered sales representative and Senior Vice President for Institutional Sales at Westfield Financial Corporation from September 1994 to October 1994. She was a registered sales representative with Marsh Block Corporation from July 1994 to September 1994. From October 1993 to July 1994 she served as a registered sale representative at Seaboard Securities Corp. From October 1991 to present, Ms. Will has been President of Worldwide Marketing Inc. a manufacturers' representative of various companies selling to the retail trade markets. Ms. Will was the National Sales Manager of Innovo, Inc., a domestic manufacturer of textiles, from October 1989 to November 1991. She attended Baylor College as an undergraduate for two years with a primary focus on chemistry.

     The Company has established a compensation committee and an audit committee. The compensation committee reviews executive salaries, administers any bonus, incentive compensation and stock option plans of the Company, including the Amplidyne, Inc. 1996 Incentive Stock Option and Stock Appreciation Rights Plan, and approves the salaries and other benefits of the executive officers of the Company. In addition, the compensation committee consults with the Company's management regarding pension and other benefit plans, and compensation policies and practices of the Company.


     The audit committee reviews the professional services provided by the Company's independent auditors, the independence of such auditors from management of the Company, the annual financial statements of the Company and the Company's system of internal accounting controls. The audit committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention.

EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation paid by the Company for the years ended December 31, 1994, 1995 and 1996 to its Chief Executive Officer. No other employee received compensation in excess of $100,000. Each director of the Company is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of the Company but are not compensated for services provided in their capacities as directors.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                                                        -------------------------------------
                                            ANNUAL COMPENSATION            AWARDS                            PAYOUTS
                                      -------------------------------   ------------    SECURITIES    ----------------------
NAME OF INDIVIDUAL                                       OTHER ANNUAL    RESTRICTED     UNDERLYING     LTIP      ALL OTHER
AND PRINCIPAL POSITION         YEAR   SALARY    BONUS    COMPENSATION   STOCK AWARDS   OPTIONS/SARS   PAYOUTS   COMPENSATION
-----------------------------  ----   ------   -------   ------------   ------------   ------------   -------   ------------
Devendar S. Bains, Chairman,   1996   80,000        --      20,000(1)        --          1,000,000       --          --
Chief Executive Officer,       1995   85,000        --      20,000(1)        --                 --       --          --
President and Treasurer......  1994   85,000   200,000      10,000(1)        --                 --       --          --

------------------
(1) Represents payment for health insurance and automobile lease payments on behalf of such individual.

     Set forth below is information relating to stock options granted to the officers and directors in fiscal 1996.

                        OPTION/SAR GRANTS IN FISCAL 1996

                                                   NUMBER OF     PERCENT OF TOTAL
                                                  SECURITIES       OPTION/SARS
                                                  UNDERLYING        GRANTED TO
                                                  OPTION/SARS      EMPLOYEES IN        EXERCISE
NAME                                                GRANTED        FISCAL 1996       PRICE ($/SH)     EXPIRATION DATE
-----------------------------------------------   -----------    ----------------    ------------    -----------------

Devendar S. Bains..............................    1,000,000           77.10%           $ 4.00       December 31, 2000
Nirmal Bains...................................       50,000            3.86%           $ 4.00       December 31, 2000
Tarlochan Bains................................      100,000            7.71%           $ 4.00       December 31, 2000

               AGGREGATED OPTION/SAR EXERCISES DURING FISCAL 1996
                         AND YEAR END OPTION/SAR VALUES

                                                                                                     VALUE OF UNEXERCISED
                                                                     NUMBER OF SECURITIES                IN-THE-MONEY
                                                                    UNDERLYING UNEXERCISED               OPTIONS/SARS
                                                                    OPTIONS/SARS AT FY-END               AT FY-END(1)
                                  SHARES ACQUIRED     VALUE      ----------------------------    ----------------------------
NAME                                ON EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------   ---------------    --------    -----------    -------------    -----------    -------------
Devendar S. Bains..............          --             --            --          1,000,000           --         $ 1,000,000
Nirmal Bains...................          --             --            --             50,000           --         $    50,000
Tarlochan Bains................          --             --            --            100,000           --         $   100,000

------------------
(1) Represents the value of options assuming the initial public offering price per Share set forth on the cover page of this Prospectus.

EMPLOYMENT AGREEMENTS

     The Company has entered into five-year employment agreements commencing May 1, 1996 with each of Devendar Bains (Chairman, Chief Executive Officer, President and Treasurer), Tarlochan Bains (Vice President--Sales & Marketing), and Nirmal Bains (Secretary). The employment agreements provide for annual base salaries of $162,000, $100,000 and $50,000 with respect to Devendar Bains, Tarlochan Bains and Nirmal Bains, respectively. The employment agreements provide for discretionary bonuses to be determined in the sole discretion of the Board of Directors and contain covenants not to compete with the Company for a two year period following termination of employment.

     The Company has entered into a two-year agreement commencing December 1995 and ending December 1997 with Robert Benou. Mr. Benou is to provide the Company with such services as requested by the Company. Under such agreement, Mr. Benou will receive compensation of $30,000 per year for a minimum of two years.

     In December 1995 the Company entered into three-year employment agreements with each of Harris Freedman and Sharon Will, Vice President for Strategic Alliances and Vice President for Corporate Communications and Investor Relations, respectively. Under the terms of each agreement they are to be paid $60,000 per annum through December 1998.


STOCK OPTION PLANS AND AGREEMENTS

     Incentive Option Plan--In May 1996, the Directors of the Company adopted and the stockholders of the Company approved the adoption of the Company's 1996 Incentive Stock Option Plan (' Incentive Option Plan'). The purpose of the Incentive Option Plan is to enable the Company to encourage key employees and Directors to contribute to the success of the Company by granting such employees and Directors incentive stock options ('ISOs').

     The Incentive Option Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors (the 'Committee') which will determine, in its discretion, among other things, the recipients of grants, whether a grant will consist of ISOs or a combination thereof, and the number of shares to be subject to such options.

     The Incentive Option Plan provides for the granting of ISOs to purchase Common Stock at an exercise price to be determined by the Board of Directors or the Committee not less than the fair market value of the Common Stock on the date the option is granted.

     The total number of shares with respect to which options may be granted under the Incentive Option Plan is 1,500,000. ISOs may not be granted to an individual to the extent that in the calendar year in which such ISOs first become exercisable the shares subject to such ISOs have a fair market value on the date of grant in excess of $100,000. No option may be granted under the Incentive Option Plan after May 2006 and no option may be outstanding for more than ten years after its grant. Additionally, no option can be granted for more than five (5) years to a stockholder owning 10% or more of the Company's outstanding Common Stock and such options must have an exercise price of not less than 110% of the fair market value on the date of grant.

     Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash or in shares of Common Stock, or in a combination of both. The Company may lend to the holder of an option funds sufficient to pay the exercise price, subject to certain limitations.

     The Incentive Option Plan may be terminated or amended at any time by the Board of Directors, except that, without stockholder approval, the Incentive Option Plan may not be amended to increase the number of shares subject to the Incentive Option Plan, change the class of persons eligible to receive options under the Incentive Option Plan or materially increase the benefits of participants.

     In May 1996, 1,267,000 options to purchase Common Stock under the Incentive Option Plan were granted to 40 employees ('Employee Options'), including Dave Bains (1,000,000 options), Tarlochan Bains (100,000 options) and Nirmal Bains (50,000 options), the Company's Chief Executive Officer, Vice President-Sales and Marketing and Secretary, respectively. See 'Principal Stockholders.' No determinations have been made regarding the persons to whom options will be granted in the future, the number of shares which will be subject to such options or the exercise prices to be fixed with respect to any option. The Employee Options are exercisable at $4.00 which will vest, as to 33.33%, one year from the date of grant (May 1997) and, as to the remainder, ratably over the following two-year period (33.33% in May 1998 and 33.33% in May 1999).

     In addition, in May 1996, 30,000 options were granted to 1 employee ('Key Employee Options') which are exercisable at $1.00 which will vest, as to 33.33%, one year from the date of grant (May 1997) and, as to the remainder, ratably over the following two-year period (33.33% in May 1998 and 33.33% in May 1999).

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding shares of Common Stock beneficially owned as of the date of this Prospectus by (i) each person, known by the Company to be the beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock, (ii) each of the Company's directors and (iii) all of the Company's officers and directors as a group.

                                                                          PERCENTAGE OWNERSHIP
NAME OF BENEFICIAL                                 NUMBER OF SHARES(1)        PRIOR TO THE        PERCENTAGE OWNERSHIP
  OWNER*                                             OF COMMON STOCK            OFFERING           AFTER OFFERING(2)
------------------------------------------------   -------------------    --------------------    --------------------
Devendar S. Bains(2)............................        2,000,000                 70.18                   47.06
Tarlochan Bains(3)..............................               --                    --                      --
Nirmal Bains(2)(4)..............................        2,000,000                 70.18                   47.06
Robert S. Benou.................................           50,000                  1.75                    1.18
Harris Freedman(5)..............................          151,667                  5.21                    3.57
Sharon Will(6)..................................          165,000                  5.68                    3.88
All Officers and Directors as a group
  (6 persons)...................................        2,366,667                 79.76                   55.69

------------------
  * Unless otherwise indicated, the address of all persons listed in this section is c/o Amplidyne, Inc., 144 Belmont Drive, Somerset, NJ 08873.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming those options that are held by such person and that are exercisable within 60 days from the date of the Prospectus have been exercised.

(2) Mr. Devendar Bains is the husband of Mrs. Nirmal Bains and the brother of Mr. Tarlochan Bains. Mr. Devendar Bains is the record holder of such Shares. Does not include 1,000,000 Employee Options. See 'Management--Stock Option Plans and Agreements.'

(3) Does not include 100,000 Employee Options. See 'Management--Stock Option Plans and Agreements.'


(4) Does not include 50,000 Employee Options. See 'Management--Stock Option Plans and Agreements.'

(5) The address for such person is 1241 Gulf of Mexico Drive, Longboat Key, Florida 34228. Mr. Freedman is the Vice President--Strategic Alliances of the Company. Includes 90,000 shares of Common Stock and 61,667 warrants to purchase Common Stock at $2.50 per share. Does not include an additional 123,333 of such warrants. See 'Management' and 'Description of Securities.'

(6) The address for such person is RRI Box 132, Millerton, New York 12546. Ms. Will is the Vice President--Corporate Communications and Investor Relations of the Company. Includes 110,000 shares of Common Stock and 55,000 warrants to purchase Common Stock at $2.50 per share. Does not include an additional 110,000 of such warrants. See 'Management' and 'Description of Securities.'

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     All of the sales of securities prior to the date hereof were made in reliance upon Section 4(2) of the 1933 Act, which provides exemption for transactions not involving a public offering.

     The Company was incorporated on December 14, 1995 pursuant to the laws of the State of Delaware as the successor to Amplidyne, Inc., a New Jersey corporation ('Amplidyne-NJ'), which was incorporated in October 1988. The Company was organized to effectuate a reincorporation of Amplidyne-NJ with and into the Company on December 22, 1995.

     Between January 1994 and April 1996, Devendar S. Bains, the Company's President and Chief Executive Officer, loaned the Company an aggregate of $350,000 without interest, payable on demand, all of which will be repaid at the closing of this Offering. See 'Use of Proceeds.'

     The Company intends to indemnify its officers and directors to the full extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its agents for expenses and amounts paid in third party actions and, upon court approval in derivative actions, if the agents acted in good faith and with reasonable care. A majority vote of the Board of Directors, approval of the stockholder or court approval is required to effectuate indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

     Transactions between the Company and its officers, directors, employees and affiliates will be on terms no less favorable to the Company than can be obtained from unaffiliated parties. Any such transactions will be subject to the approval of a majority of the disinterested members of the Board of Directors.

                           DESCRIPTION OF SECURITIES

GENERAL

     The Company is authorized to issue up to 25,000,000 shares of Common Stock, $.0001 par value per share, of which 2,850,000 Shares were issued and outstanding as of the date of this Prospectus (which were held by 33 persons). After giving effect to this Offering, 4,250,000 shares of Common Stock and 1,400,000 Warrants will be issued and outstanding. The Company's Certificate of Incorporation authorizes 1,000,000 shares of 'blank check' Preferred Stock, none of which are outstanding.

COMMON STOCK

     Subject to the rights of holders of Preferred Stock, if any, holders of shares of Common Stock of the Company are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of Common Stock. See 'Dividend Policy.' Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities of the Company, including Preferred Stock, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the shares of Common Stock. The Common Stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the Common Stock and the Common Stock is not subject to call. The holders of Common Stock do not have any pre-emptive or other subscription rights.

     Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings including the Annual Meeting, for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

     All of the issued and outstanding shares of Common Stock are and the shares of Common Stock offered hereby when issued against the consideration set forth in this Prospectus, will be, fully paid, validly issued and non-assessable. The Company has agreed with the Representative that it will not issue any shares of Common Stock for a period of 18 months from the Effective Date without the written consent of the Representative.

PREFERRED STOCK


     None of the 1,000,000 'blank check' preferred shares are currently outstanding. The Board of Directors of the Company have the authority, without further action by the holders of the outstanding Common Stock, to issue shares of Preferred Stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. The Company has agreed with the Representative that it will not issue any shares of Preferred Stock for a period of 18 months from the Effective Date without the written consent of the Representative.

WARRANTS

     Each Warrant will entitle the registered holder to purchase one share of the Company's Common Stock at an exercise price of $6.00 per share during the four year period commencing one year from the date of this Prospectus. No fractional shares of Common Stock will be issued in connection with the exercise of Warrants. Upon exercise, the Company will pay the holder the value of any such fractional shares in cash, based upon the market value of the Common Stock at such time.

     Unless extended by the Company at its discretion, the Warrants will expire at 5:00 p.m., New York time, on the fifth anniversary of the date of this Prospectus. In the event a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.

     The Company may redeem the Warrants at a price of $.01 per Warrant, at any time once they become exercisable upon not less than 30 days prior to written notice if the average closing price or bid price of the Common Stock as reported by the principal exchange on which the Common Stock is traded, the Nasdaq SmallCap Market or the National Quotation Bureau, Incorporated, as the case may be, equals or exceeds $9.00 per Share for any twenty (20) consecutive trading days ending within five (5) days prior to the date on which notice of redemption is given.

     No Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state or residence of the holder of such Warrants. Although the Company intends to have all shares so qualified for sale in those states where the Securities are being offered and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement there can be no assurance that it will be able to do so.

     A holder of Warrants will not have any rights, privileges or liabilities as a shareholder of the Company prior to exercise of the Warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the Warrants.


     The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of the Company's Common Stock will exceed the exercise price of the Warrants at any time during the exercise period.

     In connection with this Offering, the Company will issue to Patterson Travis, Inc. a Representative's Purchase Option to purchase 140,000 shares of Common Stock ('Representative's Common Stock') and warrants to purchase an additional 140,000 shares of Common Stock ('Representative's Warrants'). The Representative's Common Stock and Representative's Warrant are being registered under the Registration Statement to which this Prospectus is a part.

701 WARRANTS

     In December 1995, the Company issued 701 Warrants to purchase 350,000 Shares at $2.50 per share pursuant to Rule 701 under the Act to Harris Freedman and Sharon Will, the Company's Vice President for Strategic Alliances and Vice President for Corporate Communications and Investor Relations, respectively, of the Company. See 'Management' and 'Principal Stockholders.' The 701 Warrants vest in one-third increments (commencing June 1996) over a three (3) year period and are exercisable until June 30, 1999.

OPTIONS AND WARRANTS

     Between January and February 1996 the Company sold an aggregate of 250,000 shares of Common Stock. None of such sales were made to officers, directors or affiliates of the Company. The sales of these shares of Common Stock were in connection with a $500,000 private financing in which the Company issued promissory notes in the aggregate amount of $250,000, 250,000 shares of Common Stock and 250,000 options to purchase Common Stock at $2.50 per share. The promissory notes accrue interest at 8% per annum. The principal and accrued interest are payable on the earlier of (i) March 15, 1997 or (ii) the closing of this Offering. See 'Use of Proceeds.' The options are immediately exercisable until December 31, 1998. The shares of Common Stock underlying the options are being registered hereunder. See 'Selling Securityholders.'

     In April 1996 the Company sold an aggregate of 300,000 shares of Common Stock. None of such sales were made to officers, directors or affiliates of the Company. The sales of these shares of Common Stock were in connection with a $600,000 private financing in which the Company issued promissory notes in the aggregate amount of $300,000, 300,000 shares of Common Stock and 300,000 options to purchase Common Stock at $2.50 share. The promissory notes accrue interest at 8% per annum. The principal and accrued interest are payable on the earlier of
(i) March 15, 1997 or (ii) the closing of this Offering. See 'Use of Proceeds.' The options are immediately exercisable until December 31, 1998. The shares of Common Stock underlying the options are being registered hereunder. See 'Selling Securityholders.'


     In connection with a $375,000 bridge financing in September 1996 in which the Company issued promissory notes in the aggregate of $375,000, the Company issued, for no additional consideration, 187,500 Bridge Warrants to purchase Common Stock at $2.50 per share. None of such sales were made to officers, directors or affiliates of the Company. The Bridge Warrants are exercisable for a three year period commencing one year from the date of this Prospectus. The promissory notes accrue interest at 8% per annum. The principal and accrued interest are payable on the earlier of (i) March 15, 1997 or (ii) the closing of this Offering. See 'Use of Proceeds.'

     In connection with a $189,000 bridge financing in December 1996 in which the Company issued promissory notes in the aggregate of $189,000, the Company issued, for no additional consideration, 189,000 Bridge II Warrants to purchase Common Stock at $4.00 per share. None of such sales were made to officers, directors or affiliates of the Company. The Bridge II Warrants are exercisable for a three year period commencing one year from the date of this Prospectus. The promissory notes accrue interest at 8% per annum. The principal and accrued interest are payable on the earlier of (i) March 15, 1997 or (ii) the closing of this Offering. See 'Use of Proceeds.'

     In connection with a $100,000 bridge financing in December 1996 in which the Company issued promissory notes in the aggregate of $100,000, the Company issued, for no additional consideration, 100,000 Bridge III Warrants to purchase Common Stock at $2.50 per share. None of such sales were made to officers, directors or affiliates of the Company. The Bridge III Warrants are exercisable for a three year period commencing one year from the date of this Prospectus. The promissory notes accrue interest at 8% per annum. The principal and accrued interest are payable on the earlier of (i) March 15, 1997 or (ii) the closing of this Offering. See 'Use of Proceeds.'

DELAWARE ANTI-TAKEOVER LAW PROVISIONS

     As a Delaware corporation, the Company is subject to Section 203 of the General Corporation Law. In general, Section 203 prevents an 'interested stockholder' (defined generally as a person owing 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a 'business combination' (as defined) with such Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by the directors who are also officers of the corporation and by certain employee stock plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and if such business combination is approved by a majority of the board members who were directors prior to any person's becoming an interested stockholder. The provisions of Section 203 requiring a super-majority vote to approve certain corporate transactions could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment of a premium over market price or changes in control or management of the Company.

LIMITATION ON LIABILITY OF DIRECTORS

     The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit or (v) for breaches of a director's responsibilities under the Federal Securities laws.

TRANSFER AGENT & REGISTRAR

     The transfer agent and registrar for the Company's securities is American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this Offering, the Company will have 4,250,000 shares of Common Stock outstanding. Only those sold in this Offering (1,400,000 shares of Common Stock included in the Units) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares purchased by an 'affiliate' of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act of 1933, as amended. All of the remaining 2,850,000 shares are deemed to be 'restricted securities', as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, in that such shares were issued and sold by the Company in private transactions not involving a public offering, all of which are subject to lock-up restrictions described below. 2,000,000 of such Shares may be sold pursuant to Rule 144 as defined below, commencing 90 days after the date of this Prospectus, subject to an 18-month restriction against transfer described below; 300,000 Shares may be sold pursuant to Rule 144 commencing December 1997 subject to an 18-month restriction against transfer;

and the remaining 550,000 Shares which were issued in the Bridge

Financings may be sold pursuant to Rule 144 commencing January 1998, subject to a 12-month restriction against transfer. The President of the Company (who owns 2,000,000 of the 2,850,000 outstanding Shares) and the directors and/or 5% stockholders of the Company who own 250,000 of the 300,000 above-referenced Shares have agreed not to sell, assign or transfer any securities of the Company owned by them for a period of eighteen (18) months from the date of this Prospectus without the prior consent of the Representative. The entity that owns the remaining 50,000 of the above-referenced 300,000 Shares has agreed not to sell, assign or transfer any of such Shares for a period of eighteen (18) months from the date of this Prospectus, without the prior consent of the Representative. The Selling Securityholders who own the above-referenced 550,000 Shares have agreed not to sell, assign or transfer any securities of the Company owned by them for a period of twelve (12) months from the date of this Prospectus, which period is not subject to earlier release.

     All of the Company's outstanding options and warrants and the Shares reserved for issuance upon exercise of such convertible securities are subject to restrictions against transfer. See 'Risk Factors--Shares Eligible For Future Sale May Adversely Affect The Market' and 'Effect of Outstanding Options and Warrants.'

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or other persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     Prior to this Offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                            SELLING SECURITYHOLDERS

     The registration statement of which this Prospectus forms a part also covers the registration and sale of 550,000 shares of Common Stock underlying 550,000 options issued to certain stockholders (the 'Selling Securityholders')

in connection with the Company's Bridge Financings. See 'Certain Relationships and Related Transactions' and 'Description of Securities.' The Company will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The securities held by the Selling Securityholders may not be sold until twelve (12) months from the date of this Prospectus, which period is not subject to earlier release. The resale of the securities of the Selling Securityholders are subject to Prospectus delivery and other requirements of the Securities Act of 1933, as amended (the 'Act'). Sales of such securities or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby. See 'Risk Factors--Effect of Outstanding Options and Warrants.'

     The securities offered may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters (including the Representative) dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. The securities offered by the Selling Securityholders may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed 'underwriters' within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     At the time a particular offer of securities is made by or on behalf of a Selling Securityholder, to the extent required, a Prospectus will be distributed which will set forth the number of shares being offered and the terms of the Offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for sales purchased from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

     Sales of securities by the Selling Securityholders or even the potential of such sales would likely have an adverse effect on the market prices of the securities offered hereby.


                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriters ('Underwriting Agreement') the Underwriters have agreed to purchase from the Company and the Company has agreed to sell to the Underwriters, 1,400,000 Units, consisting of 1,400,000 shares of Common Stock and 1,400,000 Warrants (collectively the 'Securities') offered hereby on a 'firm commitment' basis, if any are purchased. The Underwriters have agreed to purchase the number of Units set forth opposite their names in the table below:

UNDERWRITERS                                                                              NUMBER OF UNITS
---------------------------------------------------------------------------------------   ---------------
Patterson Travis, Inc..................................................................      1,250,000
VTR Capital, Inc.......................................................................        150,000
                                                                                          ---------------
Total..................................................................................      1,400,000
                                                                                          ---------------
                                                                                          ---------------

     The Units offered hereby is being offered by the several Underwriters named herein subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offer and to reject any order in whole or in part.

     The Underwriters have advised the Company that they propose to offer the Units to the public at the initial public offering price as set forth on the cover page of this Prospectus and that they may allow to certain dealers who are NASD members concessions not to exceed $.255 per Unit, of which not in excess of $.255 per Unit may be reallowed to other dealers who are members of the NASD. After the Offering, the public offering price, concession and reallowance may be changed by the Representative.

     The Company has granted an option to the Representative, exercisable during the thirty (30) day period from the date of this Prospectus, to purchase up to a maximum of 210,000 additional Units at the Offering price, less the underwriting discount, to cover over-allotments, if any.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

     The Company has agreed to pay to the Representative a non-accountable expense allowance of three percent (3%) of the gross proceeds derived from the sale of the Units offered hereby (less $43,000 for costs and expenses incurred by another underwriter), including any Units purchased pursuant to the Over-Allotment Option.

     The Company has agreed to sell to the Representative, and to its designees, for an aggregate purchase price of $140, an option (the 'Representative's Purchase Option') to purchase up to an aggregate of 140,000 Shares and 140,000 Warrants. The Representative's Purchase Option shall be exercisable during a four (4) year period commencing one (1) year from the Effective Date of this Prospectus. The Representative's Purchase Option may not be assigned, transferred, sold or hypothecated by the Representative until twelve (12) months after the Effective Date of this Prospectus, except to officers of the Representative or to officers and partners of the selling group members in this Offering. The Representative's Purchase Option grant to the holders thereof certain piggyback and demand registration rights. The Shares and Warrants included in the Representative's Purchase Option are exercisable at one hundred fifty percent (150%) ($7.50 per Share and $.15 per Warrant) of the value of each Share and Warrant included in the Units. The Warrants underlying the Representative's Purchase Option are exercisable at $9.00 per share. The exercise of the Representative's Purchase Option and the number of Securities covered thereby are subject to adjustment in certain events to prevent dilution.

     The Company has engaged the Representative, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. Additionally, other NASD members may be engaged by the Representative in its solicitation efforts. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed, subsequent to one year from the date of this Prospectus, to pay the Representative for bona fide services rendered a commission equal to 8% of the exercise price for each Warrant exercised if the exercise was solicited by the Representative. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrantholders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of Warrants. No compensation will be paid to the Representative in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, the warrantholder has not confirmed in writing that the Representative solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise. In addition, unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, while it is soliciting exercise of the Warrants, the Representative will be prohibited from engaging in any market activities or solicited brokerage activities with regard to the Company's securities unless the Representative has waived its right to receive a fee for the exercise of the Warrants.

     Prior to the date of this Prospectus, all of the officers, directors and principal stockholders of the Company's Common Stock have agreed in writing not to sell, assign or transfer any of their shares of the Company's securities without the Representative's prior written consent for a period of eighteen (18) months from the Effective Date. The remaining stockholders have agreed to a twelve (12) month restriction which is not subject to earlier release.

     The Representative may designate a non-director observer to attend meetings of the Company's Board of Directors for a three (3) year period commencing on the Effective Date.

     The Representative has informed the Company that no sales will be made to any account over which the Underwriters exercise discretionary authority.

     The foregoing is a summary of certain provisions of the Underwriting Agreement and Representative's Purchase Option which have been filed as exhibits hereto.

DETERMINATION OF PUBLIC OFFERING PRICE

     Prior to this Offering, there has been no public market for the Securities. The initial public offering price for the Units has been determined by negotiations between the Company and the Representative. Among the factors considered in the negotiations were the market price of the Company's Common Stock, an analysis of the areas of activity in which the Company is engaged, the present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management, and the general condition of the securities market at the time of this Offering. The public offering price of the Units does not necessarily bear any relationship to assets, earnings, book value or other criteria of value applicable to the Company.

     The Company anticipates that the Common Stock and Warrants will be listed for quotation on The Nasdaq Small Cap Market under the symbols 'AMPD' and 'AMPDW', respectively, but there can be no assurances that an active trading market will develop, even if the securities are accepted for quotation. The Representative intends to make a market in all of the publicly-traded securities of the Company.

                                    EXPERTS

     The financial statements of the Company appearing in this Prospectus and Registration Statement at December 31, 1995 and December 31, 1994 and for the years then ended have been audited by Grant Thornton LLP, Independent Certified Public Accountants, as set forth in its report thereon appearing elsewhere herein and in the Registration Statement, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Securities being offered hereby will be passed upon for the Company by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022. Bernstein & Wasserman, LLP, is the record owner of 50,000 shares of Common

Stock. Bernstein & Wasserman, LLP, has served, and continues to serve, as counsel to the Representative in matters unrelated to this Offering. Legal matters for the Representative will be passed upon by Gerald A. Kaufman, Esq., 33 Walt Whitman Road, Suite 233, Huntington, NY 11746.

                               GLOSSARY OF TERMS

AMPS:                                       Advanced Mobile Phone Services. AMPS is the current cellular Air
                                            Interface standard in the U.S., and pillar of analog cellular network.

Analog transmission protocols:              Transmission of information using analog modulation of signals.

CAD:                                        Computer Aided Design.

CAE:                                        Computer Aided Engineering.

CAGR:                                       Compounded Annual Growth Rate.

Cavity Filters:                             Large metallic structures which filter out unwanted signals, but allow the required signal to be transmitted.

CDMA:                                       Code Division Multiple Access. A relatively new generation of Digital
                                            Cellular Systems; offers more captivity than the AMPS System.

Communication Amplifiers:                   Amplifier used in telecommunication systems.

DCS-1800:                                   Digital Communication Service at 1800 Mhz.

Digital Control Systems:                    Control system based on a microprocessor which uses digital signals to achieve control.

Digital Signal Processing (DSP):            A means of processing information in a digital format.

Distortion Cancellation:                    A means of canceling distortion by using pre-distortion, feed forward or both.

Dual Feed Forward Loops:                    Consists of two feed forward loops to minimize distortion.

ETACS:                                      Extended Total Access Communications Systems.

Feed Forward:                               A means of canceling distortion in an amplifier.

FHMA:                                       Frequency Hopping Multiple Access. A transmission reducer in which the frequency of transmission frequently changes.

GaAsFET:                                    Galium Arsenide Field Effect Transistors.

Gigahertz (Ghz):                            Transmission frequency at the rate of 1,000,000,000 cycles per second.

GSM:                                        Global System for Mobile Communications.

High Power Linear Amplifier:                Amplifiers used for single channel linear amplification.


IMD:                                        Measure of Intermodulation Distortion below carrier level.

Interference Cancellation:                  A means of canceling interference in an amplifier by using pre-
                                            distortion or feed forward or both.

Linear Class A Amplifiers:                  Classical design for minimal distortion.

Linear Class AB Amplifiers:                 Amplifiers designed for better efficiency; the linearity performance is not as good as Class A.

Linearity:                                  A measure of linear performance of an amplifier (ie., the more linear an amplifier the better the quality of the signal amplified through
                                            it).

Local Loop:                                 Interconnection of phone lines (ie., such as an apartment complex to a public switched network).

Low Noise Amplifier (LNA):                  An amplifier used in the receive section of a base station which amplifies a weak, noisy signal with minimal additional noise.

Megahertz (Mhz):                            A unit of frequency equal to 1,000,000 cycles per second.

Mini Cell Amplifier:                        Small base station used in highly urbanized areas requiring physically small amplifiers called 'Mini Cell Amplifiers.'

Multicarrier Linear Power Amplifier
  (MCLPA):                                  Amplifier that will transmit multiple signals with minimal distortion.

NMT:                                        Nordic Mobile Telephone. System widely used in Denmark, Finland,
                                            Norway, & Sweden.

OEM:                                        Original Equipment Manufacturer.

PCS:                                        Personal Communications Systems.

PCS Band:                                   Personal Communications Systems, which use transmit and receive frequency bands as allocated by the FCC.

Pre-distortion:                             A means of reducing distortion in an amplifier.

Pre-distortion Feed Forward Amplifiers:     Amplifiers used to minimize distortion by the use of pre-distortion and feed forward.

Pre-distortion Linearization:               A means of linearizing an amplifier by the use of pre-distortion.

PSTN:                                       Public Switch Telephone Network.


RF:                                         Radio Frequency.

Silicon Bipolar FET:                        Type of transistor based on silicon technology.

Single Channel Power Amplifier:             Amplifier that amplifies one channel or one signal without creating excessive distortion.

SMR:                                        Specialized Mobile Radio, widely expected to be used by Cab Services.

TACS:                                       Total Access Communications Systems, widely used in the United
                                            Kingdom.

TDMA:                                       Time Division Multiple Access. System which allows transmissions by allocated time slots.

Terrestrial Radio Systems:                  Radio systems consisting of tower mounted antennas at distances in excess of 10 miles, used to transmit radio signals.

Transceiver:                                Equipment that transmits and receives information simultaneously.

Transistor:                                 A small electronic semiconductor device used extensively in the electronic industry.

Ultra Linear Power Amplifiers:              Amplifiers used to transmit multicarrier signals with minimal distortion.

Wave Form:                                  All signals transmitted by an amplifier can be analyzed by looking at the shape of the waves and its output. This composite signal is called a wave form.

Watt:                                       A metric unit of power equal to the work done at the rate of one joule per second or to the power produced by a current of one ampere across a potential difference of one volt.

                                AMPLIDYNE, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                        --------

Report of Independent Certified Public Accountants...................................................     F-2

Financial Statements:

  Balance Sheets.....................................................................................     F-3

  Statements of Operations...........................................................................     F-4

  Statement of Stockholders' Equity..................................................................     F-5

  Statements of Cash Flows...........................................................................     F-6

  Notes to Financial Statements......................................................................    F-7--
                                                                                                          F-13

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Amplidyne, Inc.

We have audited the accompanying balance sheets of Amplidyne, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amplidyne, Inc., as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                    GRANT THORNTON LLP

Parsippany, New Jersey
May 17, 1996

                                AMPLIDYNE, INC.
                                 BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                         ------------------------    SEPTEMBER 30,
                                                                           1994          1995            1996
                                                                         ---------    -----------    -------------
                                                                                                      (UNAUDITED)
                                ASSETS
Current Assets:
  Cash................................................................   $   3,337    $   153,747     $    113,583
  Accounts receivable, net of allowance for doubtful accounts of
     $61,065 in 1996 and $10,000 in 1995..............................     408,835        165,702          376,022
  Inventory...........................................................     285,366        281,078          465,756
  Refundable income taxes.............................................      19,479         28,235            5,665
                                                                         ---------    -----------    -------------
     Total current assets.............................................     717,017        628,762          961,026
Property And Equipment:
  Machinery and equipment.............................................      99,697        132,067          389,244
  Furniture and fixtures..............................................       9,444         13,144           42,806
  Autos and trucks....................................................      19,923         19,923           19,923
  Leasehold improvements..............................................      16,070         21,220           25,383
                                                                         ---------    -----------    -------------
                                                                           145,134        186,354          477,356
  Less accumulated depreciation and amortization......................      73,940        103,951          146,364
                                                                         ---------    -----------    -------------
                                                                            71,194         82,403          330,992
Deferred Registration Costs...........................................          --             --          140,000
Other Assets..........................................................      26,245         11,100           35,000
                                                                         ---------    -----------    -------------
                                                                         $ 814,456    $   722,265     $  1,467,018
                                                                         ---------    -----------    -------------
                                                                         ---------    -----------    -------------

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Bank line of credit.................................................          --    $   230,000     $    210,000
  Notes payable.......................................................          --             --          925,000
  Current maturities of lease obligations.............................   $   9,425         78,365          164,587
  Accounts payable....................................................     196,010        287,498          627,744
  Accrued expenses....................................................     150,928        184,429          152,874
  Customer advances...................................................      35,980        155,932               --
  Stockholders' loan..................................................     120,716        270,716          350,000
                                                                         ---------    -----------    -------------
     Total current liabilities........................................     513,059      1,206,940        2,430,205
Long-term Liabilities:
  Lease obligations...................................................       9,846         69,451          450,440
Stockholders' Equity:
  Preferred stock--authorized, 1,000,000 shares of no stated value; no

     shares issued and outstanding....................................          --             --               --
  Common stock--authorized, 25,000,000 shares of $.0001 par value;
     2,850,000 shares issued and outstanding at September 30, 1996 and
     2,100,000 shares issued and outstanding at December 31, 1995 and
     1994.............................................................         210            210              285
  Additional paid-in capital..........................................       4,790      1,184,790        4,433,556
  Retained earnings (accumulated deficit).............................     286,551     (1,739,126)      (5,847,468)
                                                                         ---------    -----------    -------------
                                                                           291,551       (554,126)      (1,413,627)
                                                                         ---------    -----------    -------------
                                                                         $ 814,456    $   722,265     $  1,467,018
                                                                         ---------    -----------    -------------
                                                                         ---------    -----------    -------------

        The accompanying notes are an integral part of these statements.

                                AMPLIDYNE, INC.
                            STATEMENTS OF OPERATIONS

                                                        YEAR ENDED
                                                       DECEMBER 31,                   NINE MONTHS ENDED
                                                ---------------------------             SEPTEMBER 30,
                                                   1994            1995          ---------------------------
                                                ----------      -----------         1995            1996
                                                                                 ----------      -----------
                                                                                 (UNAUDITED)     (UNAUDITED)
Net sales..................................     $3,575,132      $ 1,810,222      $1,558,216      $ 1,957,694
Cost of goods sold.........................      2,712,960        1,756,365       1,332,145        1,889,436
                                                ----------      -----------      ----------      -----------
     Gross profit..........................        862,172           53,857         226,071           68,258

Operating expenses:
  Selling, general and administrative......        721,993          527,150         436,460          922,266
  Research, engineering and development....        333,306          372,334         121,975          701,209
                                                ----------      -----------      ----------      -----------
     Operating loss........................       (193,127)        (845,627)       (332,364)      (1,555,217)

Other nonoperating expense:
  Stock compensation and financing costs...             --        1,180,000              --        2,553,125
                                                ----------      -----------      ----------      -----------
     Loss before income taxes..............       (193,127)      (2,025,627)       (332,364)      (4,108,342)
  Provision for income taxes (benefit).....        (15,260)              50              --               --
                                                ----------      -----------      ----------      -----------
  Net Loss.................................     $ (177,867)     $(2,025,677)     $ (332,364)     $(4,108,342)
                                                ----------      -----------      ----------      -----------
                                                ----------      -----------      ----------      -----------
  Net loss per share.......................     $     (.05)     $      (.61)     $     (.10)     $     (1.23)
                                                ----------      -----------      ----------      -----------
                                                ----------      -----------      ----------      -----------
  Weighted average number of shares
     outstanding...........................      3,345,612        3,345,612       3,345,612        3,345,612
                                                ----------      -----------      ----------      -----------
                                                ----------      -----------      ----------      -----------

        The accompanying notes are an integral part of these statements.

                                AMPLIDYNE, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                     COMMON STOCK         ADDITIONAL     RETAINED
                                                ----------------------     PAID-IN       EARNINGS
                                                 SHARES      PAR VALUE     CAPITAL       (DEFICIT)        TOTAL
                                                ---------    ---------    ----------    -----------    -----------
Balance at December 31, 1993.................   2,100,000      $ 210      $    4,790    $   464,418    $   469,418
  Net loss for 1994..........................          --         --              --       (177,867)      (177,867)
                                                ---------    ---------    ----------    -----------    -----------

Balance at December 31, 1994.................   2,100,000        210           4,790        286,551        291,551
  Net loss for 1995..........................          --         --              --     (2,025,677)    (2,025,677)
  Assignment of common stock.................          --         --         400,000             --        400,000
  Stock-related compensation expense.........          --         --         780,000             --        780,000
                                                ---------    ---------    ----------    -----------    -----------

Balance at December 31, 1995.................   2,100,000        210       1,184,790     (1,739,126)      (554,126)
  Net loss for the period (unaudited)........          --         --              --     (4,108,342)    (4,108,342)
  Private placement..........................     550,000         55         549,945             --        550,000
  Financing expense..........................          --         --       2,553,125             --      2,553,125
  Contributed capital........................          --         --         125,716             --        125,716
  Exercise of options........................     200,000         20          19,980             --         20,000
                                                ---------    ---------    ----------    -----------    -----------

Balance at September 30, 1996 (unaudited)....   2,850,000      $ 285      $4,433,556    $(5,847,468)   $(1,413,627)
                                                ---------    ---------    ----------    -----------    -----------
                                                ---------    ---------    ----------    -----------    -----------

         The accompanying notes are an integral part of this statement.

                                AMPLIDYNE, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                             NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                             ------------------------    --------------------------
                                                               1994          1995           1995           1996
                                                             ---------    -----------    -----------    -----------
                                                                                         (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities
  Net loss................................................   $(177,867)   $(2,025,677)    $ (332,364)   $(4,108,342)
                                                             ---------    -----------    -----------    -----------
     Adjustments to reconcile net loss to net cash (used
       in) provided by operating activities Depreciation
       and amortization...................................      22,676         30,011         21,255         42,413
       Bad debt expense...................................                                    10,000         51,065
       Stock compensation expense.........................                  1,180,000                     2,553,125
     Changes in assets and liabilities
       Accounts receivable................................     (14,247)       243,133        215,484       (261,385)
       Inventories........................................      45,914          4,288        (17,456)      (184,678)
       Prepaid expenses and other assets..................     (18,633)         6,389         26,245       (141,330)
       Accounts payable and accrued expenses..............      97,674        124,989        102,866        308,691
       Income taxes payable...............................      (8,259)                       (8,705)
       Customer advances..................................      35,980        119,952        (35,980)      (155,932)
                                                             ---------    -----------    -----------    -----------
     Total adjustments....................................     161,105      1,708,762        313,709      2,211,969
                                                             ---------    -----------    -----------    -----------
Net cash (used in) provided by operating activities.......     (16,762)      (316,915)       (18,655)    (1,896,373)
                                                             ---------    -----------    -----------    -----------
Cash flows from investing activities
  Purchase of fixed assets................................     (40,443)       (41,220)       (24,160)       (92,892)
                                                             ---------    -----------    -----------    -----------
Cash flows from financing activities
  Proceeds from (repayment of) bank line of credit........          --        230,000        115,000        (20,000)
  Proceeds from notes payable.............................                                                  925,000
  Lease obligations.......................................      19,271        128,545         (6,140)       269,101
  Proceeds from (repayment to) stockholder................     (14,700)       150,000                       205,000
  Stock issuance..........................................          --             --             --        570,000
                                                             ---------    -----------    -----------    -----------
Net cash provided by (used in) financing activities.......       4,571        508,545        108,860      1,949,101
                                                             ---------    -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents......     (52,634)       150,410         66,045        (40,164)
Cash and cash equivalents at beginning of year............      55,971          3,337          3,337        153,747
                                                             ---------    -----------    -----------    -----------
Cash and cash equivalents at end of year..................   $   3,337    $   153,747     $   69,382    $   113,583
                                                             ---------    -----------    -----------    -----------
                                                             ---------    -----------    -----------    -----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for

     Interest.............................................   $     229    $    11,426     $    2,214    $    29,748
     Income taxes.........................................      14,479          9,496          9,496             --

        The accompanying notes are an integral part of these statements.

                                AMPLIDYNE, INC.
                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1994 AND 1995
     (AMOUNTS AND INFORMATION APPLICABLE TO SEPTEMBER 30, 1995 AND 1996 ARE
                                   UNAUDITED)

NOTE A--REORGANIZATION AND NATURE OF BUSINESS

     Amplidyne, Inc. (the 'Company') was originally incorporated on October 24, 1988 as a New Jersey corporation. Its principal line of business is the custom manufacturing of amplifiers for wireless communication products. Many of its customers are large, international telecommunications original equipment manufacturers ('OEM') for which products are manufactured to their specifications.

     On December 14, 1995, Amplidyne, Inc. was incorporated as a Delaware corporation and authorized to issue 25,000,000 shares of common stock with a par value of $.0001, and 1,000,000 shares of preferred stock with no stated value.

     On December 22, 1995, Amplidyne, Inc. (the predecessor company) was merged into Amplidyne, Inc., the Delaware corporation. Each share of the predecessor company, 100 shares outstanding, was exchanged for 21,000 shares of the new entity. As a result, the sole shareholder of the predecessor owned 2,100,000 shares of the new entity after the merger.

     On December 22, 1995, the Company's principal shareholder entered into stock assignment agreements with an individual and a law firm, which assigned without cost 50,000 shares each for services previously rendered to the Company. For financial reporting purposes, the difference between the cost to the assignees (zero) and $4.00 (the estimated fair market value per share), which aggregates $400,000, is considered to be a contribution to capital by the principal stockholder and consulting expense charged to operations in 1995.

     In December 1995, the Company entered into employment agreements with its Vice-President of Corporate Communications and Investor Relations and its Vice-President of Strategic Alliances. Under the terms of each agreement, the officers will be paid $60,000 per year (paid monthly) each for thirty-six months beginning in January 1996. The aggregate compensation will be charged ratably to operations beginning in January 1996. In addition, the officers were given the opportunity to purchase an aggregate of 200,000 shares at $.10 per share upon execution of the agreements and purchased such shares in April 1996. For financial reporting purposes, the difference between the $.10 per share and $4.00 (the estimated fair market value per share) is considered to be compensation ($780,000), which was charged to operations in December 1995 with a corresponding amount credited to paid-in capital.

     Also in December 31, 1995, the Company granted warrants to the officers whereby they have the option to purchase up to 350,000 shares of stock at $2.50 per share. The warrants are exercisable one-third after June 30, 1996, two-thirds after June 30, 1997 and 100% on June 30, 1998. For financial reporting purposes, the difference between the $2.50 per share and $4 (the estimated fair market value per share) aggregates $525,000 and will be charged to operations ratably over the period from July 1, 1996 to June 30, 1998. The corresponding credit will be to paid-in capital.

NOTE B--SUMMARY OF ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

                                AMPLIDYNE, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1994 AND 1995
     (AMOUNTS AND INFORMATION APPLICABLE TO SEPTEMBER 30, 1995 AND 1996 ARE
                                   UNAUDITED)

1. REVENUE RECOGNITION

     Revenue is recognized upon shipment of products to customers.

2. INVENTORIES

     Inventories are stated at the lower of cost or market; cost is determined using the first-in, first-out method.

3. PROPERTY, PLANT AND EQUIPMENT

     Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives which range from three to seven years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

4. INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109. This statement requires, among other things, an asset and liability approach for financial accounting and reporting for deferred income taxes. In addition, the deferred tax liabilities and assets are required to be adjusted for the effect of any future changes in the tax laws or rates. Deferred income taxes arise from temporary differences resulting in the basis of assets and liabilities for financial reporting and income tax purposes.

5. CONCENTRATIONS OF CREDIT RISK AND ECONOMIC DEPENDENCY

     Statement of Financial Accounting Standards No. 105 ('SFAS No. 105') requires the disclosure of significant concentrations of credit risk, regardless of the degree of such risk. Financial instruments, as defined by SFAS No. 105, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable.

     The Company's customers are generally large, international, original equipment manufacturers (OEMs). A relatively few customers account for a substantial portion of the Company's revenues and accounts receivable.

     During 1994, one customer accounted for approximately 66% of net sales, whereas in 1995 four customers accounted for 61% of net sales (18%, 17%, 15% and 11%). Export sales in 1995 accounted for approximately 30% of net sales and were primarily to the United Kingdom and Spain. In 1994, export sales were less than 10%. For the nine months ended September 30, 1996, three customers accounted for 70% of net sales (36%, 21% and 13%). Export sales for the same period were 72%.

     In addition, the Company is dependent on a limited number of suppliers for key components used in the Company's products (primarily power transistors). If the Company is unable to obtain sufficient quantities of these components, it could have a materially adverse effect on the Company's business, financial condition, results of operations and ability to fulfill customer orders.

6. ACCOUNTING ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                AMPLIDYNE, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1994 AND 1995
     (AMOUNTS AND INFORMATION APPLICABLE TO SEPTEMBER 30, 1995 AND 1996 ARE
                                   UNAUDITED)

7. ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

     SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,' is required to be implemented in 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the asset. The Company believes that implementation of this statement will not have any material effect on its financial position.

     SFAS No. 123, 'Accounting for Stock-Based Compensation,' is also required to be implemented in 1996 and introduces a choice of the method of accounting used for stock-based compensation. Entities may use the 'intrinsic value' method currently based on APB No. 25 or the new 'fair value' method contained in SFAS No. 123. The Company has selected the intrinsic value method.

8. UNAUDITED INTERIM FINANCIAL DATA

     The accompanying unaudited financial statements as of September 30, 1996 and 1995 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results to be expected for the year.

9. DEFERRED REGISTRATION COSTS

     Deferred registration costs represent certain direct fees incurred in connection with this public offering. Such amounts will be accounted for as a reduction of proceeds. In the event the offering is not completed, these amounts will be charged to operations.

NOTE C--PUBLIC OFFERING AND RESERVED SHARES

     The Company intends to sell 1,400,000 shares of common stock at a proposed public offering price of $5.00 per share and 1,400,000 warrants at a proposed public offering price of $.10 per warrant. The final offering price will be set immediately prior to the signing of an Underwriter Agreement with Patterson Travis, Inc. Patterson Travis will have the option to purchase up to 180,000 additional shares to cover overallotments.

     In addition, the Company intends to issue to the Underwriter warrants to purchase an aggregate 10% of the amount of common stock and warrants offered to the public, exclusive of exercise of any portion of the overallotment option (the 'Underwriter's Warrants'). The Underwriter's Warrants entitle the holder thereof to purchase one share and one warrant at prices per share and per warrant equal to 120% of the public offering prices of the common stock and warrants and shall be exercisable for a period of four years commencing one year after the effective date of the contemplated registration statement.

     The Company also issued 250,000 options and 300,000 options in March and April 1996, respectively, to noteholders (Note D) whereby each option entitles the holder to purchase one share of common stock at $2.50, exercisable until December 31, 1998.

     During September 1996 and December 1996, the Company raised additional funds in the aggregate amount of $664,000 by issuance of 8% per annum promissory notes. Such notes are payable upon the earlier of March 15, 1997 or the closing of the Company's initial public offering. In addition, warrants were granted for the purchase of 287,500 and 189,000 shares of common stock at $2.50 and $4.00, respectively, per share. The proceeds were used for working capital needs.

                                AMPLIDYNE, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1994 AND 1995
     (AMOUNTS AND INFORMATION APPLICABLE TO SEPTEMBER 30, 1995 AND 1996 ARE
                                   UNAUDITED)

NOTE C--PUBLIC OFFERING AND RESERVED SHARES--(CONTINUED)

     An incentive option plan and stock appreciation rights ('SARs') were authorized prior to the public offering whereby options could be granted to purchase no more than 1,500,000 shares of common stock at exercise prices no less than fair market value as of date of grant. In May 1996, 267,000 options were granted to approximately forty employees of the Company. The options are exercisable at $4.00 per share (estimated fair market value). In June 1996, 1,000,000 options were granted to the principal shareholder. The options are exercisable at $4.00 per share (estimated fair market value).

     In May 1996, 30,000 options were granted to a key employee of the Company. The options are exercisable at $1 per share and vest ratably over a three-year period. Approximately $90,000 of compensation expense will be charged to operations over the three-year period of vesting.

     Also, in December 1995, the Company granted to two officers options to purchase an aggregate 200,000 shares at $.10 per share (Note A). The options were exercised in full in April 1996. The Company also granted warrants to these officers in December 1995 to purchase 350,000 shares at $2.50 per share, exercisable over a two-year period from July 1, 1996 to June 30, 1998.

     The following table summarizes shares of common stock reserved for issuance (assuming the overallotment option is not exercised):

                                                                NUMBER
                                                               OF SHARES
RESERVED FOR                                                   ISSUABLE
-----------------------------------------------------------   -----------
Underwriters' warrants.....................................       280,000
Options to noteholders (March).............................       250,000
Options to noteholders (April).............................       300,000
Shares reserved for stock option and SARs plan.............     1,500,000
Warrants to officers.......................................       350,000
Options to employees (May).................................        30,000
Warrants to noteholders (September and December)...........       476,500
                                                              -----------
                                                                3,186,500
                                                              -----------
                                                              -----------

NOTE D--PRIVATE PLACEMENT


     In March 1996, the Company issued, in a private placement, ten units at $50,000 per unit, resulting in proceeds of $480,000, which is net of expenses of $20,000. Each unit consists of 25,000 shares of common stock, par value $.0001 per share, 25,000 options each to purchase one share of common stock at a price equal to $2.50 per share, exercisable until December 31, 1998, and an 8% promissory note in the principal amount of $25,000 due on the earlier of (i) March 15, 1997 or (ii) the closing of the Company's initial public offering.

     In April 1996, the Company issued an additional twelve units at $50,000 per unit, resulting in proceeds of $600,000. Each unit consists of 25,000 shares of common stock at $1 per share, par value of $.0001 per share, 25,000 options each to purchase one share of common stock at a price equal to $2.50 per share, exercisable until December 31, 1998, and an 8% promissory note in the principal amount of $25,000 due on the earlier of: (i) March 15, 1997 or (ii) the closing of the Company's initial public offering.

     The difference between the $1.00 per share purchase price and the fair market value price of $4.00 per share ($3.00 per share) aggregating $1,650,000 for the March and April private placements has been charged to operations over the expected term of the debt (to September 30, 1996) with a corresponding credit to paid-in capital.

                                AMPLIDYNE, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1994 AND 1995
     (AMOUNTS AND INFORMATION APPLICABLE TO SEPTEMBER 30, 1995 AND 1996 ARE
                                   UNAUDITED)

NOTE D--PRIVATE PLACEMENT--(CONTINUED)

     The difference between the option price of $2.50 per share and the fair market value price of $4.00 per share ($1.50 per share) aggregates $825,000 for the March and April private placements and has been charged to operations over the expected term of the debt (to September 30, 1996) with a corresponding credit to paid-in capital.

     The total financing cost resulting from the above stock transaction is $2,475,000 ($1,125,000 relating to March and $1,350,000 relating to April), which has been charged in the first quarter, ($281,250) second and third quarters ($1,096,875 each in the second and third quarters) of 1996.

NOTE E--INCOME TAXES

     The Company filed its Federal income tax and New Jersey corporation business tax returns on the basis of a September 30 year-end. The Company intends to change its tax year and to conform to its financial reporting year-end.


     The provision (benefit) for income taxes consists of:

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                     1994             1995
                                                                  -----------    --------------
Federal........................................................   $   (19,403)
State..........................................................         4,143      $       50
                                                                  -----------    --------------
                                                                  $   (15,260)     $       50
                                                                  -----------    --------------
                                                                  -----------    --------------

     The 1994 Federal benefit results from carryback of net operating losses to prior tax years. New Jersey tax law does not allow a carryback of net operating losses. The 1994 New Jersey tax expense relates to tax on income reported in tax year-end September 30, 1994.

     The principal components of the Company's Federal and state deferred tax assets relate to net operating loss carryovers. At December 31, 1995, the Company's Federal net operating loss carryovers is approximately $814,000, the New Jersey net operating loss carryover is approximately $984,000.

     Because of uncertainty in the Company's ability to utilize the net operating loss carryovers, a full valuation allowance has been provided. Approximately $400,000 of such net operating losses arise from deductions relating to stock and options. If and to the extent tax benefits relating to stock and options are realized, such benefits will be credited to operations to the extent of amounts previously charged to operations.

     Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss and other credit carryforwards when an ownership change, as defined by the tax law, occurs. Generally, this occurs when a greater than 50 percentage point change in ownership occurs. Accordingly, the actual utilization of the net operating loss carryforwards and other deferred tax assets for tax purposes may be limited annually under Code Section 382 to a percentage (about 6%) of the fair market value of the Company at the time of any such ownership change.

     The Company's tax provision (benefit) differs from the expected statutory rate principally due to the impact of state income and minimum taxes, increases in valuation allowance and impact of surtax exemptions.

NOTE F--LEASE OBLIGATIONS

     The Company has capital leases for certain equipment for use in its research and development activities. Since the equipment is deemed to have no alternative future use or economic value, the discounted present value

                                AMPLIDYNE, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1994 AND 1995
     (AMOUNTS AND INFORMATION APPLICABLE TO SEPTEMBER 30, 1995 AND 1996 ARE
                                   UNAUDITED)

NOTE F--LEASE OBLIGATIONS--(CONTINUED)

of such leases has been expensed to research, engineering and development at lease inception. The total amount expensed relating to research and development was $143,000 and $20,000 for the years ended December 31, 1995 and 1994, respectively, and $327,000 for the nine months ended September 30, 1996. At September 30, 1996, $188,212 of lease obligations related to other office equipment not related to research, engineering and development activities.

     Future minimum lease payments on these leases are as follows:

                                                                                 SEPTEMBER 30,
                                                                     DECEMBER         1996
                                                                       31,       --------------
                                                                       1995
                                                                     --------     (UNAUDITED)
1996..............................................................   $ 90,360       $200,553
1997..............................................................     73,169        285,412
1998..............................................................         --        147,887
1999..............................................................         --         64,012
2000..............................................................         --          6,781
Thereafter........................................................         --            525
                                                                     --------    --------------
                                                                      163,529        705,170
Less amount representing interest.................................    (15,713)       (90,143)
                                                                     --------    --------------
Present value of minimum lease payments...........................   $147,816       $615,027
                                                                     --------    --------------
                                                                     --------    --------------

NOTE G--COMMITMENTS AND CONTINGENCIES

1. OPERATING LEASES

     The Company leases office and manufacturing space and various equipment under operating leases expiring through 2000.

     The following is a schedule, by calendar year, of future minimum lease payments under operating leases having remaining terms in excess of one year as of December 31, 1995:


                         YEAR ENDING
                         DECEMBER 31,
--------------------------------------------------------------
1996..........................................................   $179,888
1997..........................................................    216,138
1998..........................................................    177,592
1999..........................................................     42,000
                                                                 --------
                                                                 $615,618
                                                                 --------
                                                                 --------

     Total expenses for all operating leases was $168,000 and $129,000 for the years ended December 31, 1994 and 1995, respectively, and $168,000 for the nine months ended September 30, 1996.

     During March 1996, the Company entered into a lease agreement for approximately 21,000 square feet of additional office and manufacturing space. The lease term commenced May 1, 1996 and is for a three-year period ending April 30, 1999. The annual rental is $168,000 plus the Company's share of real estate taxes, utilities and other occupancy costs. The Company has the option to renew the lease for another three-year term so long as it exercises its option to lease the entire building (36,405 square feet).

                                AMPLIDYNE, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1994 AND 1995
     (AMOUNTS AND INFORMATION APPLICABLE TO SEPTEMBER 30, 1995 AND 1996 ARE
                                   UNAUDITED)

     The Company is still obligated, until October 31, 1997, under its lease for its previous 6,000 square-foot office location. This location may be utilized by the Company as its mechanical workshop or it may be sublet. The total remaining commitment is approximately $73,000, which includes estimated real estate and other occupancy cost.

2. BANK LINE OF CREDIT

     During May 1995, the Company obtained a bank line of credit of $250,000 to meet short-term liquidity requirements. The line expired January 31, 1996 but was extended to July 31, 1996. At December 31, 1995, $230,000 was outstanding. Interest is payable at 1% above prime (9.5% at December 31, 1995) and the loan is collateralized by accounts receivable, inventory and equipment.


3. EMPLOYMENT AGREEMENTS

     Commencing May 1, 1996, the Company entered into three five-year employment agreements with its Chairman, its Vice President of Sales and Marketing and its Secretary. The agreements call for aggregate annual base salaries of $312,000, plus certain employee benefits.

NOTE H--LOSS PER SHARE

     All shares, warrants and options issued or granted within the past twelve months at prices lower than the initial public offering price ($5 per share) are considered, for purposes of calculating loss per share, to be outstanding for all periods presented. Accordingly, loss per share amounts are based upon the weighted average number of shares outstanding (2,850,000 shares) for each period presented plus the effect of below market warrants and options calculated based on the treasury stock approach (495,612 shares for each period presented). The total shares outstanding for purposes of loss per share calculations is 3,345,612.

NOTE I--STOCKHOLDER LOAN

     During 1994, 1995 and 1996, the Company's president and principal shareholder advanced funds to the Company for operating needs. Amounts so advanced were without interest and are expected to be repaid in full from the proceeds of the contemplated initial public offering.

     Effective March 31, 1996, $125,716 of stockholder loans was forgiven and contributed to capital.

NOTE J--SUPPLEMENTAL CASH FLOW DISCLOSURES

     The Company acquired equipment under capital lease obligations totalling $198,110 during the nine months ended September 30, 1996.

            ------------------------------------------------------
            ------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED
TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Available Information..........................     2
Prospectus Summary.............................     3
The Company....................................     3
The Offering...................................     5
Summary Financial Information..................     6
Risk Factors...................................     7
Use of Proceeds................................    15
Dilution.......................................    16
Capitalization.................................    17
Dividend Policy................................    17
Selected Financial Data........................    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    19
Business.......................................    21
Management.....................................    38
Principal Stockholders.........................    41
Certain Relationships
  & Related Transactions.......................    42
Description of Securities......................    42
Selling Securityholders........................    46
Underwriting...................................    47
Experts........................................    49
Legal Matters..................................    49
Glossary of Terms..............................    50
Financial Statements...........................   F-1


                           ------------------------

     UNTIL FEBRUARY 15, 1997 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.

            ------------------------------------------------------
            ------------------------------------------------------

            ------------------------------------------------------
            ------------------------------------------------------



                   1,400,000 UNITS, EACH UNIT CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                        AND ONE REDEEMABLE COMMON STOCK
                               PURCHASE WARRANT


                                AMPLIDYNE, INC.


                           ------------------------
                                  PROSPECTUS
                           ------------------------


                            PATTERSON TRAVIS, INC.



                               JANUARY 21, 1997

            ------------------------------------------------------
            ------------------------------------------------------